                                                                     Exhibit 2.1





                          AGREEMENT AND PLAN OF MERGER


                                  by and among



                            GENERAL ELECTRIC COMPANY



                           MARGARET ACQUISITION, INC.



                                       and



                                INTERLOGIX, INC.





                                December 17, 2001

                                TABLE OF CONTENTS

                                                                                        Page
                                                                                        ----
ARTICLE I   THE OFFER AND MERGER......................................................    2

  SECTION 1.1.  THE OFFER.............................................................    2
  SECTION 1.2.  COMPANY ACTIONS.......................................................    4
  SECTION 1.3.  DIRECTORS.............................................................    6
  SECTION 1.4.  THE MERGER............................................................    7
  SECTION 1.5.  EFFECTIVE TIME........................................................    7
  SECTION 1.6.  CLOSING...............................................................    7
  SECTION 1.7.  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION...................    8
  SECTION 1.8.  STOCKHOLDERS' MEETING.................................................    8
  SECTION 1.9.  MERGER WITHOUT MEETING OF STOCKHOLDERS................................    9

ARTICLE II  CONVERSION OF SECURITIES..................................................    9

  SECTION 2.1.  CONVERSION OF CAPITAL STOCK...........................................    9
  SECTION 2.2.  EXCHANGE OF CERTIFICATES..............................................   10
  SECTION 2.3.  DISSENTING SHARES.....................................................   12
  SECTION 2.4.  COMPANY OPTION PLANS..................................................   13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................   13

  SECTION 3.1.  CORPORATE ORGANIZATION................................................   13
  SECTION 3.2.  CERTIFICATE OF INCORPORATION AND BY-LAWS..............................   14
  SECTION 3.3.  CAPITALIZATION........................................................   15
  SECTION 3.4.  AUTHORITY.............................................................   15
  SECTION 3.5.  CONSENTS AND APPROVALS; NO VIOLATIONS.................................   16
  SECTION 3.6.  SEC DOCUMENTS; UNDISCLOSED LIABILITIES................................   17
  SECTION 3.7.  ABSENCE OF CERTAIN CHANGES OR EVENTS..................................   18
  SECTION 3.8.  LEGAL PROCEEDINGS.....................................................   18
  SECTION 3.9.  COMPLIANCE WITH APPLICABLE LAW........................................   18
  SECTION 3.10. COMPANY INFORMATION...................................................   19
  SECTION 3.11. PENSION AND BENEFIT PLANS, ERISA......................................   19
  SECTION 3.12. ENVIRONMENTAL MATTERS; HEALTH AND SAFETY..............................   21
  SECTION 3.13. PROPERTIES............................................................   22
  SECTION 3.14. TAX RETURNS AND TAX PAYMENTS..........................................   23
  SECTION 3.15. INTELLECTUAL PROPERTY.................................................   24
  SECTION 3.16. INTERESTED PARTY TRANSACTIONS.........................................   25
  SECTION 3.17. TAKEOVER STATUTES; RIGHTS PLAN........................................   25
  SECTION 3.18. OPINION OF FINANCIAL ADVISOR..........................................   26
  SECTION 3.19. BROKER'S FEES.........................................................   26
  SECTION 3.20. CONTRACTS.............................................................   26
  SECTION 3.21. PRODUCT LIABILITY; WARRANTIES.........................................   27
  SECTION 3.22. INSURANCE.............................................................   27
  SECTION 3.23. EMPLOYEE AND LABOR RELATIONS..........................................   28

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER....................   29

  SECTION 4.1.  CORPORATE ORGANIZATION................................................   29
  SECTION 4.2.  CAPITALIZATION........................................................   29
  SECTION 4.3.  AUTHORITY.............................................................   29
  SECTION 4.4.  CONSENTS AND APPROVALS; NO VIOLATIONS.................................   30
  SECTION 4.5.  SEC DOCUMENTS; UNDISCLOSED LIABILITIES................................   30
  SECTION 4.6.  PARENT OR PURCHASER INFORMATION.......................................   31
  SECTION 4.7.  FINANCING.............................................................   31

  SECTION 4.8.  STOCK OWNERSHIP.......................................................   31
  SECTION 4.9.  PURCHASER CAPITALIZATION..............................................   31
  SECTION 4.10. PURCHASER'S OPERATION.................................................   32
  SECTION 4.11. BROKER'S FEES.........................................................   32
  SECTION 4.12. TAX MATTERS...........................................................   32

ARTICLE V   COVENANTS.................................................................   32

  SECTION 5.1.  CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE EFFECTIVE TIME........   32
  SECTION 5.2.  NO SOLICITATION.......................................................   34
  SECTION 5.3.  INTENTIONALLY OMITTED.................................................   36
  SECTION 5.4.  FINANCING.............................................................   36
  SECTION 5.5.  PUBLICITY.............................................................   36
  SECTION 5.6.  NOTIFICATION OF CERTAIN MATTERS.......................................   36
  SECTION 5.7.  ACCESS TO INFORMATION.................................................   36
  SECTION 5.8.  FURTHER ASSURANCES....................................................   37
  SECTION 5.9.  EMPLOYEE BENEFIT PLANS................................................   38
  SECTION 5.10. INDEMNIFICATION.......................................................   39
  SECTION 5.11. ADDITIONAL AGREEMENTS.................................................   40
  SECTION 5.12. SECTION 16 MATTERS....................................................   40
  SECTION 5.13. NO REDEMPTION OF RIGHTS PLAN..........................................   41
  SECTION 5.14. AFFILIATE LETTERS.....................................................   41

ARTICLE VI   CONDITIONS...............................................................   41

  SECTION 6.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER............   41
  SECTION 6.2.  CONDITIONS OF OBLIGATIONS OF PARENT AND PURCHASER TO EFFECT THE MERGER   42

ARTICLE VII  TERMINATION..............................................................   42

  SECTION 7.1.  TERMINATION...........................................................   42
  SECTION 7.2.  EFFECT OF TERMINATION.................................................   44
  SECTION 7.3.  TERMINATION FEE; EXPENSES.............................................   44

ARTICLE VIII  DEFINITIONS.............................................................   45

  SECTION 8.1.  DEFINITIONS...........................................................   45
  SECTION 8.2.  OTHER DEFINED TERMS...................................................   47

ARTICLE IX   MISCELLANEOUS............................................................   49

  SECTION 9.1.  AMENDMENT AND MODIFICATION............................................   49
  SECTION 9.2.  EXTENSION; WAIVER.....................................................   49
  SECTION 9.3.  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.........................   50
  SECTION 9.4.  NOTICES...............................................................   50
  SECTION 9.5.  COUNTERPARTS..........................................................   51
  SECTION 9.6.  ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES...........................   51
  SECTION 9.7.  SEVERABILITY..........................................................   51
  SECTION 9.8.  WAIVER OF JURY TRIAL..................................................   51
  SECTION 9.9.  GOVERNING LAW.........................................................   51
  SECTION 9.10. ASSIGNMENT............................................................   52
  SECTION 9.11. HEADINGS..............................................................   52
  SECTION 9.12. ENFORCEMENT...........................................................   52

                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 17, 2001, by and among General Electric Company, a New York corporation ("Parent"), Margaret Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and Interlogix, Inc., a Delaware corporation (the "Company").

            WHEREAS, the Board of Directors of Parent, the Board of Directors of Purchaser, and the Board of Directors of the Company, have approved, and determined that it is advisable and in the best interests of their respective companies and stockholders to consummate, the transactions provided for herein; and

            WHEREAS, to facilitate a merger between the Company and Purchaser that qualifies as a tax-free reorganization under Section 368(a) of the Code, Parent and the Purchaser have proposed acquiring all of the outstanding Common Stock, par value $.01 per share, of the Company (the "Shares" or "Company Common Stock") at a price (such price, or such higher price per Share as may be paid in the Offer (as defined herein), being referred to herein as the "Offer Price") of $38.86 per Share, consisting of (i) $19.43, in cash, and (ii) that number of shares of common stock, par value $0.06, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined herein); and

            WHEREAS, after the acquisition of the Shares described in the preceding clause and pursuant to the plan specified in this Agreement, the Company will merge with and into Purchaser (the "Merger") with Purchaser surviving the Merger; and

            WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger; and

            WHEREAS, Parent desires to make certain agreements in connection with the Offer; and

            WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Purchaser's willingness to enter into this Agreement, Parent and Purchaser have entered into a Voting Agreement, dated as of the date hereof and the form of which is attached as Exhibit A hereto (the "Voting Agreement") pursuant to which the stockholder named therein (the "Stockholder") has agreed, among other things, to tender all shares into the Offer and to not withdraw any such shares and to vote all Shares subject to such Voting Agreement in favor of the Merger and this Agreement and against any Takeover Proposal (as defined herein), subject to and on the conditions set forth therein.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                              THE OFFER AND MERGER

      Section 1.1. The Offer. (a) Provided this Agreement shall not have been terminated in accordance with Section 7.1 and so long as none of the events set forth on Annex A shall have occurred and be continuing, as promptly as practicable and in any event within 10 Business Days after the date hereof, Purchaser shall, and Parent shall cause Purchaser to, as the first step in completing the Merger, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), an offer (the "Offer") to purchase all shares of the issued and outstanding Company Common Stock together with the associated rights issued pursuant to the Rights Plan (as defined herein) (the "Company Rights") for the Offer Price, subject only to the conditions set forth in Annex A hereto; provided, however, that Parent may designate another wholly owned, direct subsidiary of Parent as the bidder (within the meaning of Rule 14d-1(g)(2) under the Exchange Act) in the Offer, in which case reference herein to Purchaser shall be deemed to apply to such subsidiary, as appropriate. Except where the context otherwise requires, all references herein to Shares or Company Common Stock shall include the associated Company Rights. The Company shall not tender Shares held by it or by any of its subsidiaries pursuant to the Offer. The Purchaser shall, and Parent shall cause the Purchaser to, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law and regulations. The obligations of the Purchaser to consummate the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth in Annex A hereto. Notwithstanding anything to the contrary set forth herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Offer, and in lieu thereof each tendering stockholder who would otherwise be entitled to a fractional share of Parent Common Stock in the Offer (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such stockholder) will be paid an amount in cash (rounded up to the nearest whole cent) equal to the product obtained by multiplying (x) the fractional share interest to which such stockholder would otherwise be entitled by (y) the closing price for a share of Parent Common Stock as reported on the New York Stock Exchange, Inc. (as reported in The Wall Street Journal) on the Acceptance Date.

            (b) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Annex A hereto and providing for an initial expiration date (the "Expiration Date") of twenty Business Days (as defined in Rule 14d-1 under the Exchange Act) from the date of commencement of the Offer. Without the prior written consent of the Company, Purchaser shall not, and Parent shall cause the Purchaser not to, decrease the Offer Price, change the form of consideration to be paid, decrease the number of Shares sought, amend the conditions to the Offer set forth in Annex A or impose conditions to the Offer in addition to those set forth in Annex A. Notwithstanding the foregoing, without the consent of the Company, the Purchaser shall be entitled to and shall, and Parent shall cause the Purchaser to, extend the Offer at any time for the shortest time periods that it reasonably believes are necessary, if at the initial Expiration Date, or any extension thereof, any condition to the Offer is not satisfied or waived, provided that (i) no single extension shall exceed 10 Business Days and (ii) Purchaser shall not be required to extend the Offer beyond the

Outside Date (as defined herein). Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer for one or more periods of not more than 10 Business Days as required by any rule or regulation of the SEC applicable to the Offer and (ii) if the Minimum Condition (as defined herein) has been met but less than 90% of the outstanding Shares on a fully-diluted basis (as defined in Annex A) shall have been validly tendered pursuant to the Offer and not withdrawn as of the scheduled or extended expiration date, extend the Offer after the acceptance of Shares thereunder for a further period of time by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act for an aggregate period of not more than 20 Business Days beyond the latest expiration date that would otherwise be permitted under clause (i) of this sentence. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law or the United States Securities and Exchange Commission (the "SEC") in connection with such increase in each case without the consent of the Company.

            (c) As soon as practicable after the date of this Agreement, Parent shall prepare and file with the SEC under the Securities Act of 1933, as amended, and the SEC's rules and regulations promulgated thereunder (the "Securities Act") a registration statement on Form S-4 (the "Registration Statement") to register the offer and sale of Parent Common Stock pursuant to the Offer. The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act. The Company shall provide Parent and the Purchaser all information reasonably requested by Parent or the Purchaser for inclusion in the Offer Documents (as defined herein) and any exhibits or annexes thereto. As soon as practicable, but not later than the date of commencement of the Offer, Parent shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will comply in all material respects with the provisions of, and satisfy in all material respects the requirements of, such Schedule TO and all applicable federal securities laws, and will contain or incorporate by reference all or part of the Registration Statement and the form of the related letter of transmittal (such documents, together with the preliminary or final prospectus included in the Registration Statement and any supplements or amendments thereto, collectively the "Offer Documents") and (ii) cause the Offer Documents to be disseminated to holders of Shares. Parent and the Company each agree promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that it shall be, or shall have become false or misleading in any material respect. Parent agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and to maintain such effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) promulgated pursuant to the Securities Act.

            (d) Parent shall include as exhibits to the Registration Statement tax opinions of Dechert and Gibson Dunn & Crutcher LLP, in form and substance reasonably satisfactory to Parent and to the Company, on the basis of customary facts, representations, warranties and covenants of Parent, the Purchaser and the Company and assumptions set forth in such opinions (including, without limitation assumptions that (i) the Minimum Condition will be satisfied and

(ii) the Merger will be completed promptly following the Offer), to the effect that the Offer and the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the Treasury Regulations promulgated thereunder, the "Code").

            (e) No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Registration Statement, the Schedule TO or the Offer Documents will be made by the Company, Parent or the Purchaser, without providing the other party and its counsel a reasonable opportunity to review and comment thereon. In addition, Parent shall, and shall cause the Purchaser to, provide the Company and its counsel in writing with any comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by Parent, Purchaser or their counsel. Parent will advise the Company promptly after it receives notice that the Registration Statement and any supplement or amendment that has been filed have become effective, of the issuance of any stop order, or of the suspension of the qualification of the Parent Common Stock issuable in connection with the Offer for offering or sale in any jurisdiction. If at any time prior to the time of consummation of the Offer, any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent and which should be set forth in an amendment or supplement to the Registration Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

            (f) Parent shall issue or provide to Purchaser all of the shares of Parent Common Stock necessary in connection with the exchange of any shares of Company Common Stock to satisfy Purchaser's obligations pursuant to the Offer and the Merger. Parent shall provide or cause to be provided to Purchaser all of the funds necessary in connection with the purchase of any shares of Company Common Stock to satisfy Purchaser's obligations pursuant to the Offer and the Merger.

      Section 1.2. Company Actions.

            (a) The Company hereby approves of and consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has
(i) unanimously adopted resolutions approving and declaring advisable this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Offer and the Merger and the Voting Agreement and all of the transactions contemplated thereby (collectively, the "Transactions"), determining that the Merger is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, (ii) unanimously resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended by the Company's Board of Directors and (iii) taken all action necessary so that the Company's Rights Agreement, dated as of

November 27, 1996, between the Company and Wells Fargo Bank, N.A., as rights agent, as amended (as so amended, the "Rights Plan"), is and, through the Effective Time (as defined herein), will be inapplicable to Parent and the Purchaser, this Agreement, and the Transactions. The Company represents that
Section 203 of the Delaware General Corporation Law (the "DGCL") is inapplicable to the Transactions. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of its Board of Directors described in clauses
(i) and (ii) of the immediately preceding sentence.

            (b) Concurrently with the commencement of the Offer or as promptly thereafter as practicable, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9"), which shall contain the recommendation referred to in clause
(ii) of Section 1.2 (a) hereof unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with the provisions of this Agreement. Parent and the Purchaser shall provide the Company all information reasonably requested by the Company for inclusion in the Schedule 14D-9 and any exhibits or annexes thereto. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser for inclusion in the Schedule 14D-9. The Company further shall take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws, and shall mail such Schedule 14D-9 to the stockholders of the Company promptly after commencement of the Offer, together with the initial mailing of the Offer to Purchase. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, the Purchaser and their counsel a reasonable opportunity to review and comment upon the Schedule 14D-9 and any correction or amendment thereto prior to the filing thereof with the SEC. In addition, the Company shall provide Parent, the Purchaser and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

            (c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall promptly furnish Purchaser with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents and subject to the requirements of applicable law, Parent shall, and shall cause the Purchaser and each of Purchaser's and Parent's respective affiliates, associates, employees, agents and advisors to, hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or control or the possession or control of its agents or representatives.

      Section 1.3. Directors. Effective upon the Acceptance Date of Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by Purchaser, Parent or their respective affiliates, Purchaser shall be entitled to designate upon written notice to the Company for appointment or election such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to that number of directors which equals the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) and (ii) the percentage that the aggregate number of Shares beneficially owned by Parent, Purchaser or any of their respective affiliates (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its subsidiaries) bears to the total number of shares of Company Common Stock then issued and outstanding. At such times, if requested by Purchaser, and subject to applicable law and the rules of the Nasdaq National Market, the Company will use its best efforts to cause each committee of the Board of Directors of the Company and the Board of Directors of each subsidiary of the Company to include persons designated by Purchaser constituting the same percentage of each such committee and the Board of Directors of each subsidiary of the Company as Purchaser's designees are of the Board of Directors of the Company. The Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors of the Company and/or exercise its best efforts to secure the resignations of such number of Directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors of the Company in accordance with the terms of this Section
1.3 and subject to applicable law, shall cause Purchaser's designees to be so elected; provided, however, that if Purchaser's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time, the Board of Directors of the Company shall have at least two directors who are directors on the date hereof and who are neither officers of the Company nor designees, affiliates or associates (within the meaning of the federal securities laws) of Parent or the Purchaser prior to the date hereof (one or more of such directors, the "Independent Directors"); provided further, that if less than two Independent Directors remain, the remaining Independent Directors (if any) or if no Independent Directors remain, the other directors shall designate persons to fill the vacancies who shall not be either officers of the Company or designees, shareholders, affiliates or associates of Parent, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section
1.3 and shall include in the Schedule 14D-9 mailed to stockholders of the Company promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Purchaser has not theretofore designated directors) such information with respect to the Company and its officers and directors as is required under
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this
Section 1.3. Parent and Purchaser will supply the Company and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, during the period after the election or appointment of directors designated by Purchaser pursuant to this Section 1.3 but prior to the Effective Time, the Board of Directors of the Company shall to the fullest extent permitted by law delegate to a committee of the Board of Directors of the Company comprised solely of the Independent Directors (the "Committee"), the sole responsibility for (i) the amendment or termination of this Agreement (in either case in accordance with this Agreement) on behalf of the Company, (ii) the waiver of any of the Company's rights or remedies hereunder, (iii) the extension of the time for performance of Parent's or Purchaser's obligations hereunder, or (iv) the assertion or enforcement of the Company's rights under this Agreement.

      Section 1.4. The Merger. Subject to the terms and conditions of this Agreement and the provisions of the DGCL, at the Effective Time, the Company and the Purchaser shall consummate as part of the plan specified in this Agreement a merger (the "Merger") pursuant to which (a) the Company shall be merged with and into the Purchaser and the separate corporate existence of the Company shall thereupon cease, (b) the Purchaser shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") under the name "Margaret Acquisition, Inc." and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Purchaser with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, (x) the certificate of incorporation of the Purchaser (the "Purchaser Certificate of Incorporation") as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, and (y) the by-laws of the Purchaser (the "Purchaser by-laws"), as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Purchaser Certificate of Incorporation and the Purchaser by-laws. The Merger shall have the effects set forth in the DGCL.

      Section 1.5. Effective Time. Parent shall, and shall cause the Purchaser to, and the Company shall cause an appropriate Certificate of Ownership and Merger or Certificate of Merger, as the case may be (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined herein) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such later time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

      Section 1.6. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the second Business Day, after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Dechert, 1717 Arch Street,

Philadelphia, Pennsylvania 19103, unless another date or place is agreed to in writing by the parties hereto.

      Section 1.7. Directors and Officers of the Surviving Corporation. The directors of the Purchaser and the officers of the Company immediately prior to the Effective Time, shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

      Section 1.8. Stockholders' Meeting.

            (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger and this Agreement;

                  (ii) in conjunction with Parent, prepare a registration statement on Form S-4 to register the issuance and sale of Parent Common Stock in connection with the Merger (the "Merger Registration Statement"), which will include a form of proxy statement/prospectus to be mailed to the stockholders of the Company in connection with the Special Meeting (the "Proxy Statement/Prospectus") and use its reasonable efforts (x) to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement (y) to cause the Merger Registration Statement to be declared effective and cause a definitive Proxy Statement/Prospectus to be mailed to its stockholders and (z) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                  (iii) include in the Proxy Statement/Prospectus the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement, unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with the provisions of this Agreement.

            (b) Parent shall, in conjunction with the Company, prepare and file the Merger Registration Statement and provide the Company with the information concerning Parent and Purchaser required to be included in the Merger Registration Statement and the Proxy Statement/Prospectus. Parent shall vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of Parent's or Purchaser's respective subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

            (c) Parent shall provide to the Company and its counsel a reasonable opportunity to review and comment upon the Merger Registration Statement prior to the filing thereof with the SEC. In addition, Parent shall provide to the Company and its counsel in writing with any comments the Parent or its counsel may receive from the SEC or its staff with respect to the Merger Registration Statement promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Parent or its counsel. No filing of, or amendment or supplement to, or written correspondence to the SEC or its staff with respect to, the Merger Registration Statement will be made by Parent without providing the Company and its counsel a reasonable opportunity to review and comment thereon.

      Section 1.9. Merger Without Meeting of Stockholders. In the event that Parent, the Purchaser or any other Subsidiary of Parent, shall acquire at least ninety percent (90%) (on a fully-diluted basis) of the then-outstanding shares of Company Common Stock pursuant to the Offer or otherwise, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 (in lieu of Section 251) of the DGCL.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

      Section 2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or the holders of any shares of common stock, par value $.0l per share, of the Purchaser (the "Purchaser Common Stock"):

            (a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.0l par value per share, of the Surviving Corporation.

            (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock owned by any subsidiary of the Company and any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

            (c) Conversion of Shares. Each issued and outstanding share of Company Common Stock (other than Shares to be canceled in accordance with Section 2.1(b) hereof and any Dissenting Shares (as defined herein)), shall be converted into the right to receive an amount of cash and whole shares of Parent Common Stock equal to the Offer Price payable to the holder thereof, without interest (the "Merger Consideration"). For purposes of calculating the Merger Consideration (other than cash in lieu of fractional shares of Parent Common Stock), the value of each share of Parent Common Stock shall be the Average Share Price. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest.

            (d) Share Number Adjustments. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Company changes the number of shares of Company Common Stock, or Parent changes the number of shares of Parent Common Stock, issued and outstanding as a result of a stock split, reclassification stock combination, stock dividend, recapitalization, redenomination of share capital or other similar transaction (or in the case of the Company, issuance of stock pursuant to the Rights Plan), the number of shares of Parent Common Stock paid in the Offer and the Merger and other items dependent thereon shall be appropriately adjusted.

      Section 2.2. Exchange of Certificates.

            (a) Exchange Agent. Prior to the Closing, Parent and Purchaser shall designate a bank or trust company (the "Exchange Agent") reasonably acceptable to the Company to make the payments of the funds and shares of Parent Common Stock to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof. At the Closing, Parent shall deposit with the Exchange Agent (i) cash in the amount necessary for the payment of the aggregate cash Merger Consideration payable pursuant to Section 2.1, and (ii) the shares of Parent Common Stock necessary for payment of the aggregate stock Merger Consideration payable pursuant to Section 2.1. All funds deposited with the Exchange Agent shall be invested by the Exchange Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Service, Inc., or Standard and Poor's Ratings Services, or (iv) money market funds investing solely in a combination of the foregoing. Any net profit resulting from, or interest or income produced by, such investments will be payable to Purchaser or Parent, as Parent directs.

            (b) Exchange Procedures. Promptly after the Effective Time but in no event more than three Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 hereof into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (g), below) for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II.

            (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared, made or paid after the Effective Time with respect to shares of Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable upon surrender of such Certificate and no cash payment in lieu of a fractional share of Parent Common Stock shall be paid to any such holder pursuant to Section 2.2(g) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of Parent Common Stock issuable as Merger Consideration, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Parent Common Stock. Dividends or other distributions with a record date on or after the Effective Time but prior to surrender of Certificates by holders thereof payable in respect of shares of Parent Common Stock held by the Exchange Agent shall be held in trust by the Exchange Agent for the benefit of such holders of Certificates, subject to the provisions of Section 2.2(e) hereof.

            (d) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

            (e) Termination of Fund; No Liability. At any time following 180 calendar days after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) and any shares of Parent Common Stock that had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (f) Withholding Taxes. If so specified in the Offer Documents or the Proxy Statement/Prospectus, Parent, the Purchaser, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as Parent, the Purchaser, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Purchaser, the Surviving Corporation or the Exchange Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

            (g) Fractional Shares. No certificate or scrip representing fractional Parent Common Stock will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional Parent Common Stock will not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. In lieu of any such fractional share of Parent Common Stock, each holder of Certificates who would otherwise have been entitled to a fraction of a share of Parent Common Stock in exchange for such Certificate (after taking into account all Certificates delivered by such holder) pursuant to this Section 2.2(g) shall receive from the Exchange Agent, as applicable, a cash payment rounded up to the nearest whole cent, determined by multiplying (A) the fractional share interest to which such holder would otherwise be entitled by
(B) the closing price of the Parent Common Stock on the New York Stock Exchange, Inc. (as reported in The Wall Street Journal) on the Trading Day immediately preceding the Effective Time.

      Section 2.3. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto (the "Dissenting Common Stock") in accordance with Section 262 of the DGCL, shall not be converted into the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock shall be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of shares of Dissenting Common Stock. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.

      Section 2.4. Company Option Plans.

            (a) Effective upon Closing, each unexercised option to acquire Company Common Stock (a "Company Stock Option") issued and outstanding under the Company's 2000 Stock Incentive Plan, the SLC Technologies, Inc. Option Plan, the ITI Technologies, Inc. Long-Term Stock Incentive Plan (1992), as amended and restated as of May 13, 1998, and any other stock option plan or agreement of the Company (the "Company Option Plans") will, on the Closing Date, be converted into an option (a "Converted Option") to acquire, that number of shares of Common Stock of the Parent that is equal, rounded up to the nearest whole share, to the product of twice the Exchange Ratio multiplied by the number of shares that could have been acquired upon exercise of such Company Stock Option (without regard to actual restrictions) had such Company Stock Option been exercised immediately before Closing, with an exercise price equal to (x) the exercise price of the Company Stock Option divided by (y) twice the Exchange Ratio.

            (b) Between the date of this Agreement and Closing, the Company's Board of Directors, or the appropriate Committee thereof, will, at Parent's request, take such action as may be necessary, consistent with the authority reserved to that Board of Directors or Committee in the relevant Company Stock Option Plan, to give effect to the conversion contemplated by Section 2.4(a), including making any permitted determination regarding the vesting of any or all Company Stock Options, or conforming the administrative rules and procedures applicable to such Company Stock Options to those specified in Parent's stock option plans, including, without limitation, the procedures applicable in the event of an option holder's death, disability or other termination of employment, provided that such changes do not materially adversely affect the intrinsic value of any Company Stock Option so amended.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and the Purchaser as follows:

      Section 3.1. Corporate Organization.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company ("Company Material Adverse Effect"). As used in this Agreement, the term "Material Adverse Effect" means, an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, has a material adverse effect on the business, properties, net assets or results of operations or financial condition of such party and its subsidiaries taken as a whole or a material adverse effect on the party's ability to consummate the transactions contemplated hereby.

            (b) Set forth in Section 3.1(b) of the disclosure schedule of the Company delivered to Parent concurrently herewith (the "Company Disclosure Schedule") is a list of all subsidiaries of the Company together with the jurisdiction of organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other ownership interests owned, directly or indirectly, by the Company. Each of the Company's subsidiaries is a corporation or entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries (as defined below) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule or in the SEC Documents (as hereinafter defined), neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than its wholly-owned subsidiaries), (i) with respect to which interest the Company or a subsidiary has invested (and currently owns) or is required to invest $5 million or more, or (ii) which is a publicly-traded entity unless such interest is held for investment by the Company or its subsidiary and comprises less than five percent of the outstanding stock of such entity. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

      Section 3.2. Certificate of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of its certificate of incorporation (the "Certificate of Incorporation") and by-laws (the "Bylaws") as amended to date (the "Company Charter Documents"), and will make available to Parent, as promptly as practicable, the certificates of incorporation and by-laws (or equivalent organizational documents) of each of its subsidiaries (the "Subsidiary Documents"). All such Company Charter Documents and Subsidiary Documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents or the Subsidiary Documents, respectively, except for violations that do not and are not reasonably likely to materially interfere with the operations of such entity.

      Section 3.3. Capitalization. (a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock. At the close of business on November 30, 2001, there were 19,569,072 Shares issued and outstanding. As of November 30, 2001, there were 2,732,111 Shares issuable upon the exercise of outstanding Options pursuant to the Stock Plans and 142,639 Shares reserved for issuance for future grants pursuant to the Stock Plans. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule, all of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.3(a) of the Company Disclosure Schedule and as permitted by
Section 5.1, since November 30, 2001, the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of Options referred to above. Except (i) pursuant to the Rights Plan, or (ii) as set forth above or in Section 3.3(a) of the Company Disclosure Schedule, or (iii) as otherwise contemplated or permitted by Section 5.1(a) hereof, as of the date of this Agreement there are not and, as of the Effective Time there will not be, any shares of capital stock issued and outstanding or any subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any Company Common Stock other than the Options referred to above.

            (b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens") that would reasonably be expected to have a Company Material Adverse Effect, and all of such shares are duly authorized and validly issued and are fully paid and nonassessable. None of the Company's subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

      Section 3.4. Authority. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and subject to obtaining the approval of holders of a majority of the Shares of Company Common Stock prior to the consummation of the Merger in accordance with Section 251 of the DGCL, if so required, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by its Board of Directors, and, except for obtaining the approval of its stockholders as contemplated by Section 1.8 hereof, if required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

            (b) The Board of Directors of the Company has approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the Transactions by the Company. As of the date hereof, the Company's Board of Directors has adopted resolutions (i) unanimously approving and declaring advisable this Agreement (including all terms and conditions set forth herein) and the Transactions, determining that the Merger is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, and (ii) unanimously recommending that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and adopt this Agreement and the Merger.

      Section 3.5. Consents and Approvals; No Violations. (a) Except for (i) the consents and approvals set forth in Section 3.5(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the Offer Documents and, if necessary, of a Proxy Statement/Prospectus in definitive form relating to the Special Meeting, (iii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (iv) if necessary, the approval of the Merger and the adoption of this Agreement by the requisite votes of the stockholders of the Company, (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, state securities or "blue sky" laws, the New York Stock Exchange, Inc. and the Nasdaq National Market, (vi) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (vii) filings and consents under non-U.S. laws and regulations intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment ("Foreign Antitrust Laws"), no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental entity or instrumentality, domestic or foreign (each a "Governmental Entity"), are necessary for the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to materially delay the Company's performance of its material obligations under this Agreement.

            (b) Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorization hereof by the Company's stockholders are duly obtained in accordance with the DGCL, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

      Section 3.6. SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms and registration statements with the SEC since January 1, 1998 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The consolidated financial statements of the Company included in the SEC Documents (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, (i) as permitted by Form 10-Q of the SEC, (ii) as may be indicated in footnotes thereto or in the SEC Documents and (iii) that they are subject to normal and recurring year-end adjustments none of which has been or will be material) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments none of which has been or will be material). Total Consolidated Net Indebtedness of the Company as of December 14, 2001, was not more than $213 million. "Total Consolidated Net Indebtedness" means (a) all obligations for borrowed money; (b) all obligations to pay deferred purchase price of property or services excluding trade account payables in the ordinary course of business and (excluding contingent payment obligations under the Contingent Payment Agreement dated January 15, 1999, as amended, by and among Marius ven der Watt, JRAM Trust, Universal Technologies Insurance Company Limited, International Technologies Insurance Company Limited, EMTMLT 1998 Trust, Impac Technologies, Inc. and SLC Technologies, Inc.); (c) all obligations evidenced by notes, bonds, debentures, or other similar instruments;
(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (e) capital lease obligations; and (f) all reimbursement obligations contingent or otherwise, under a drawn acceptance, letter of credit or a similar facility, less cash and cash equivalents. Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto except (i) as and to the extent set forth on the audited balance sheet of the Company and its subsidiaries as of December 31, 2000 (including the notes thereto), (ii) as incurred in connection with the Transactions, (iii) as incurred after December 31, 2000 in the ordinary course of business consistent with past practice, (iv) as described in the SEC Documents filed since December 31, 2000 but prior to the date of this Agreement or (v) as would not reasonably be expected to be material and adverse to the Company and its subsidiaries taken as a whole.

      Section 3.7. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed prior to the date hereof or as set forth in Section 3.7 of the Company Disclosure Schedule and except as permitted by Section 5.1 hereof, since September 29, 2001, the Company and its subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, and there has not occurred: (a) any events which have had a Company Material Adverse Effect, (b) any change by the Company in its accounting principles, (c) any revaluation of any of the Company's or any subsidiary's assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice, (d) any sale, pledge, disposition of or encumbrance upon a material amount of property of the Company or of any subsidiary, except in the ordinary course of business and consistent with past practice, (e) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any class of capital stock, (f) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (g) any granting by the Company or any of its subsidiaries to any executive officer of the Company of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice, (h) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of September 1, 2001, copies of which have been made available to Purchaser, (i) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer, (j) any establishment or increase of benefits under any plan that would constitute an Employee Benefit Plan (as defined herein), (k) any material Tax (as defined herein) election inconsistent with past practices or the settlement or compromise of any material Tax liability or (l) any damage, destruction or loss of any material asset not covered by insurance and which materially affects the use or value thereof.

      Section 3.8. Legal Proceedings.

            (a) Except as disclosed in the SEC Documents or in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any, and there are no pending material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its subsidiaries or challenging the validity or propriety of the Transactions.

            (b) Except as set forth in the SEC Documents or in Section 3.8 of the Company Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its subsidiaries or the assets of the Company or any of its subsidiaries that would reasonably be expected to have a Company Material Adverse Effect or interface with the Company's ability to consummate the Transactions.

      Section 3.9. Compliance with Applicable Law. The Company and each of its subsidiaries hold all material licenses, franchises, permits, certificates, approvals, and authorizations necessary for the lawful conduct of their respective businesses as presently conducted (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits in all material respects, except as described in the SEC Documents. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, the Company and its subsidiaries are in compliance in all material respects with all applicable laws, statutes, orders, rules and regulations of any Governmental Entity ("Laws") relating to the Company or any of its subsidiaries or by which any of their properties is bound or affected. As of the date of this Agreement, except as disclosed in the SEC Documents, no action, demand, requirement or investigation of the Company or any of its subsidiaries by any Governmental Entity is pending or, to the knowledge of the Company, threatened other than those the outcome of which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

      Section 3.10. Company Information. The information relating to the Company and its subsidiaries to be provided by the Company to be contained in the Proxy Statement/Prospectus, if any, or the Offer Documents, or in any other document filed with any other Governmental Entity in connection herewith at the respective times filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement/Prospectus, at the date it or any amendment or supplement is mailed to holders of the Shares, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder (except that no representation is made by the Company to such portions thereof that relate only to Parent or any of its subsidiaries or to statements made therein based on information supplied by Parent or the Purchaser for inclusion therein).

      Section 3.11. Pension and Benefit Plans, ERISA.

            (a) Section 3.11(a) of the Company Disclosure Schedule lists (i) all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other material employee benefit arrangements or payroll practices, whether oral or written and whether subject to ERISA or not, including without limitation severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation or employment agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, and scholarship programs available to employees of the Company (all of the foregoing referred to herein as "Employee Benefit Plans"); (ii) all "employee pension plans," as defined in Section 3(2) of ERISA maintained by or for the Company or for employees of the Company by any employer (an "ERISA Affiliate") that together with the Company would be deemed a "single employer" within the meaning of section 414(b), 414(c) or 414(m) of the Code or to which the Company or any ERISA Affiliate (as defined herein) contributed or is obligated to contribute thereunder (all of the foregoing referred to herein as "Pension Plans"). True and complete copies of the following documents with respect to each of the Employee Benefit Plans and Pension Plans have been made available to Parent by the Company: (i) any plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; (iii) the last IRS determination letter; and (iv) summary plan descriptions.

            (b) No Pension Plan is, or has been during any period for which any relevant statute of limitations remains open, subject to section 412 of the Code, or Title IV of ERISA. No Employee Benefit Plan is, or has been during any period for which any relevant statute of limitations remains open, subject to
Section 4063 or Section 4064 of ERISA. No ERISA Affiliate has incurred any liability under Title IV of ERISA, including, without limitation any liability under Section 4062, 4063 or 4064 of ERISA, or any withdrawal liability, within the meaning of Section 4201 of ERISA to any multiemployer pension plan, within the meaning of Section 3(37) of ERISA nor does the Company or any ERISA Affiliate have any potential withdrawal liability arising from a transaction described in Section 4204 of ERISA, which could reasonably be expected to become a liability of the Company, any of its subsidiaries, the Parent or the Surviving Corporation.

            (c) The Pension Plans intended to qualify under Section 401 of the Code and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Pension Plans which could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty, or Taxes (as defined herein) under ERISA or the Code. There is no material violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding the Employee Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Employee Benefit Plans.

            (d) There are no actions, suits, investigations, arbitrations, or proceedings pending against any Employee Benefit Plan or Pension Plan, against the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of any Employee Benefit Plan or Pension Plan with respect to the operation of such plans (other than routine benefit claims), and the Company is not aware of any facts that could form the basis for any such action, suit, investigation, arbitration, or proceeding.

            (e) All amendments and actions required to bring the Employee Benefit Plans and Pension Plans into conformity in all respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken.

            (f) Any bonding required with respect to any Employee Benefit Plan or Pension Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

            (g) The Employee Benefit Plans and Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including regulations thereunder) and other applicable Laws, and neither the Company nor any "party in interest" or any "disqualified person" with respect to the Employee Benefit Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. The Company maintains no retiree life and retiree health insurance plans which: (i) are Employee Benefit Plans; (ii) are "welfare benefit plans" within the meaning of Section 3(l) of ERISA; or (iii) provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and at the sole expense of the participant or the participant's beneficiary. The Company has complied with the notice and continuation requirements of the Code, COBRA, and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

            (h) Except as set forth in the SEC Documents or in Section 3.11(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will: (i) result in any payment becoming due to any employee of the Company; (ii) increase any benefits otherwise payable under any Employee Benefit Plan or Pension Plan; or (iii) result in the acceleration of the time of payment of any such benefits. The Company does not have any contract, plan, or commitment, to create any additional Employee Benefit Plans or Pension Plans.

            (i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, no stock or other security issued by the Company, or any ERISA Affiliate, forms or has formed a part of the assets of any Employee Benefit Plan or Pension Plan. With respect to any period for which any contribution or other payment to or in respect of any Employee Benefit Plan or Pension Plan is not yet due or owing, the Company has made due and sufficient current accruals for such contributions and other payments in accordance with GAAP, and such current accruals through September 29, 2001, are duly and fully provided for in the SEC Financial Statements for the period then ended. All of the plans listed on Schedule 3.11(a) of the Company Disclosure Schedule have been operated and maintained in material compliance with the laws of the jurisdictions in which such plans are maintained, and accrued liabilities and corresponding assets for such plans are accurately reflected on the SEC Financial Statements of the Company.

      Section 3.12. Environmental Matters; Health and Safety.

            Except as set forth in Section 3.12(a) of the Company Disclosure
Schedule:

            (a) (i) The Company and each of its subsidiaries is and has been in all material respects in compliance with all Environmental Laws (as defined herein) and all Health and Safety Requirements (as defined herein) except for such non-compliance which would not reasonably be expected to have a Company Material Adverse Effect;

                  (ii) The Company and each of its subsidiaries has obtained all permits, approvals, and authorizations required under Environmental Laws (hereinafter "Environmental Permits"), and is and has been in compliance with all requirements in such Environmental Permits, except when the failure to have such permits or non-compliance would not reasonably be expected to have a Company Material Adverse Effect;

                  (iii) There are no present or past actions or activities or events including without limitation the use, storage, or Releases (as defined herein), of any Hazardous Materials (as defined herein) by the Company or its subsidiaries, that forms the basis of any obligation under Environmental Laws for the Company or its subsidiaries to investigate, remediate or respond to such use, storage and Releases, which obligation would reasonably be expected to have a Company Material Adverse Effect;

                  (iv) No Lien has been placed upon any real property owned or leased by the Company or any of its subsidiaries under any Environmental Law which would reasonably be expected to have a Company Material Adverse Effect;

                  (v) There has been no environmental, investigation, study, audit, or review in the Company's or any of its subsidiaries' possession conducted in relation to any current operations or properties of the Company or any of its subsidiaries or any other operations or properties or facilities now or previously owned or leased by Company or its subsidiaries, which have not been made available to Parent and which identify a violation of environmental Law or Release of Hazardous Materials which would reasonably be expected to have a Company Material Adverse Effect;

                  (vi) No Environmental Law imposes any obligation upon the Company or any of its subsidiaries as a result of or as a condition to any of the Transactions (A) to modify or transfer any Environmental Permits,
      (B) to file any notice or other submission with a Governmental Entity informing them of the Transactions, or (C) to modify or provide notice under any settlement agreement, consent order or consent decree; which would reasonably be expected to have a Company Material Adverse Effect;

                  (vii) Neither the Company nor any of its subsidiaries has entered into or agreed to enter into, any consent decree or order in respect of its business or any property owned or leased by it, and it is not subject to any court order mandating the Company or its subsidiaries to comply with or impose any obligation upon the Company or any of its subsidiaries to address the presence of Hazardous Materials, under any Environmental Laws in respect of its business or properties which would reasonably be expected to have a Company Material Adverse Effect; and

                  (viii) Neither the Company nor any of its subsidiaries has entered into or is a party to or, to the knowledge of the Company, subject to any consent decree or order with any environmental authority in respect of its business or any property owned or leased by it, or relating to compliance with or addressing the presence of Hazardous Materials under any Environmental Laws in respect of its business or properties which decree or order would reasonably be expected to have a Company Material Adverse Effect.

            (b) No action, claim or proceeding for any violation or liability by the Company or any of its subsidiaries under any Environmental Laws or Environmental Permits has been commenced or to the knowledge of the Company, is threatened by any Governmental Authority against the Company or any of its subsidiaries, except for any actions, claims or proceedings that would not reasonably be expected to have a Company Material Adverse Effect.

      Section 3.13. Properties. Except as disclosed in the SEC Documents, each of the Company and its subsidiaries (i) has good and marketable title to all of its material properties (real, personal or intangible) and assets which are reflected on the latest balance sheet included in such SEC Documents as being owned by the Company or one of its subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust except that secured indebtedness that is properly reflected in the latest SEC Financial Statements, and (ii) is the lessee or sublessee of all leasehold estates listed in the SEC Documents or acquired after the date thereof and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee (or event which with notice or lapse of time, or both, would constitute a material default) or, to the Company's knowledge, the lessor.

      Section 3.14. Tax Returns and Tax Payments. Except as disclosed in Section
3.14 of the Company Disclosure Schedule, the Company and its subsidiaries have timely filed (or, as to subsidiaries, the Company has timely filed on behalf of such subsidiaries) all material Tax Returns (as defined below) required to be filed by it. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, all such tax returns are correct and complete in all material respects. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, the Company and its subsidiaries have timely paid (or, as to subsidiaries, the Company has timely paid on behalf of such subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns and has provided (or, as to subsidiaries, the Company has made provision on behalf of such subsidiaries), in accordance with GAAP, reserves in its most recent SEC Financial Statements for any Taxes that have not been paid (exclusive of reserves representing differences in timing between tax and book income), whether or not shown as being due on any Tax Returns. Neither the Company nor any of its subsidiaries has made any request for waivers of the time to assess any U.S. Taxes or any material non-U.S. Taxes that are pending or outstanding. No claim for unpaid Taxes has been asserted against the Company or any of its subsidiaries in writing by a Tax authority which, if resolved in a manner unfavorable to the Company or any of its subsidiaries, as the case may be, would reasonably be expected to result in a Company Material Adverse Effect. There are no Liens for Taxes upon the assets of the Company or any Subsidiary that would reasonably be expected to result in a Company Material Adverse Effect except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings, with respect to which Liens adequate reserves have been taken. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, no audit of any Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority. Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, none of the Company and its subsidiaries has made any payments, is obligated to make any payments, or is party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or Code Section 162(m). None of the Company and its subsidiaries is party to any Tax allocation or sharing agreement. None of the Company and its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income

Tax law) executed on or prior to the Closing Date; (C) material deferred intercompany gains or any material excess loss accounts described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) material prepaid amounts received on or prior to the Closing Date. The Company and its subsidiaries have not joined in filing a consolidated return as members of a consolidated group that included the corporation that distributed the stock of SLC Technologies, Inc. in a spin-off on October 10, 1997 (the "Spin-Off") for any tax year of that group beginning after December 31, 1997. The Internal Revenue Service has issued a private letter ruling (the "Ruling") that the Spin-Off was tax-free pursuant to Section 355 of the Code. The Internal Revenue Service has issued a supplemental private letter ruling that the merger of SLC Technologies, Inc. into the Company, which occurred in May, 2000, would satisfy certain of the representations made in connection with the Ruling and that the provisions of the Ruling that the Spin-Off was tax-free to the distributing corporation and its shareholders under Section 355 of the Code would remain in full force and effect upon and following completion of the merger. All factual representations made pursuant to each such ruling request were correct and accurate in all material respects when made and thereafter no material facts represented therein have changed. Except as disclosed in Section 3.14 of the Company Disclosure Schedule, neither the Company nor its U.S. subsidiaries has a permanent establishment or tax presence outside of its country of incorporation or organization. Neither the Company nor any of its subsidiaries have taken any action or failed to take any action that would cause the Offer and the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code, and no facts exist that would cause the Offer and the Merger to fail to so qualify.

As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental entity, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental entity with respect to Taxes.

      Section 3.15. Intellectual Property.

            (a) As used herein, the term "Intellectual Property" shall mean all patents, patent applications, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, and other source identified, including registrations and applications for the registration thereof; copyrights (including without limitation, computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto; and rights of privacy, publicity and endorsement, in each case under the laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing. As used herein, "Company Intellectual Property" shall mean the Intellectual Property used in connection with the business of the Company or any of its subsidiaries or owned or held for use by the Company or any of its subsidiaries.

            (b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses sufficient rights to use and transfer such rights as it has in and to all the Company Intellectual Property, except as would not reasonably be expected to have a Company Material Adverse Effect. The use of the Company Intellectual Property by the Company and its subsidiaries does not constitute an infringement or misappropriation of any valid third party Intellectual Property right in existence as of the date hereof, except as would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any written notice from any Person since May 2, 2000 that the use of any of the Company Intellectual Property or the operation of the Company's or its subsidiaries' businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of such person.

            (c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) no written claims, charges, or demands are currently pending or, to the knowledge of the Company, threatened by any person with respect to the Company Intellectual Property, and (ii) there are no pending claims by the Company or any subsidiary alleging or asserting that any third party has violated, misappropriated or infringed any of the Company Intellectual Property nor, to the Company's knowledge, is there any basis for such a claim.

            (d) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, none of the trade secrets, know-how or other confidential or proprietary information of the Company or any subsidiary has been disclosed to any person unless such disclosure was necessary, and was made pursuant to an appropriate confidentiality agreement.

            (e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect, to the Company's knowledge, the information technology assets of the Company, including without limitation all computer software, hardware, firmware and telecommunications systems, are adequate for the operation of the Company's and subsidiaries' businesses taken as a whole as currently conducted.

      Section 3.16. Interested Party Transactions. Except as set forth in
Section 3.16 of the Company Disclosure Schedule or the SEC Documents or for events as to which the amounts involved do not exceed $60,000, since the Company's proxy statement dated April 12, 2001, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      Section 3.17. Takeover Statutes; Rights Plan. The Company has taken all actions such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Expiration Date or at the Effective Time will be, applicable to the Company, Parent, the Purchaser, the Shares, the Offer, the Merger or any other Transaction. After giving effect to the amendment to the Rights Plan effective as of the date hereof, the Rights Plan is inapplicable to the Transactions.

      Section 3.18. Opinion of Financial Advisor. The Company's Board of Directors has received the opinion of UBS Warburg LLC ("UBS"), financial advisor to the Company's Board of Directors, to the effect that, as of the date of such opinion, the consideration to be received in the Offer and the Merger by the holders of Shares is fair to the holders of Shares, (other than the Stockholders and its affiliates), from a financial point of view (the "Fairness Opinion"). The Company hereby represents and warrants that it has been authorized by UBS to permit the inclusion of the Fairness Opinion and/or references thereto, subject to prior review and consent by UBS (such consent not to be unreasonably withheld) in the Offer Documents, the Schedule 14D-9 and any Proxy Statement/Prospectus.

      Section 3.19. Broker's Fees. Except as set forth in Section 3.19 of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby. The Company has delivered to Parent a current copy of the engagement letter with UBS, which engagement letter describes the fee payable to UBS.

      Section 3.20. Contracts.

            (a)   Set forth in Section 3.20(a) of the Company Disclosure
Schedule is a list of (i) each written customer or supply contract or agreement of the Company or any subsidiary of the Company currently in effect that involve consideration in fiscal year 2000 in excess of $3,000,000 or that are reasonably likely to involve consideration in fiscal year 2001 in excess of $3,000,000 or
(ii) each written contract or agreement (other than customer or supply contracts or agreements) of the Company or any subsidiary of the Company currently in effect that involve consideration (whether or not measured in cash) of greater than $5,000,000 (each a "Material Contract").

            (b) Neither the Company nor any of its subsidiaries is in default under any Material Contract or other agreement, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder, except for such defaults under any agreement other than a material Contract as in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 3.20(b) of the Company Disclosure Schedule, to the knowledge of the Company, no other party to any Material Contract or such other agreement is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder, except for such defaults under any agreement other than a Material Contract as in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. Except as separately identified in Section 3.20(b) of the Company Disclosure Schedule, no approval or consent of any person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions, except with respect to such agreements the default of which in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. The Company has no knowledge of a claim, actual, pending or threatened, by any governmental agency, prime contractor, subcontractor, or supplier with respect to any contract, purchase order or agreement to which the Company or any of its subsidiaries is a party, except for such claims as in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

            (c) Section 3.20(c) of the Company Disclosure Schedule lists the top ten suppliers (by dollar amount) of the Company for calendar year 2001 and top ten customers (by dollar amount) of the Security and Life Safety Group, Key Management Group, and Enterprise Technologies Group business segments of the Company and its subsidiaries for calendar year 2001.

            (d) Section 3.20(d) of the Company Disclosure Schedule lists each material agreement preventing the Company or any of its subsidiaries from competing in any line of business.

      Section 3.21. Product Liability; Warranties.

            (a) Except as disclosed in Section 3.21 of the Company Disclosure Schedule, there are no claims asserted or, to the Company's knowledge, threatened against the Company or any of its subsidiaries related to the safety of the products of the Company or any of its subsidiaries that could reasonably be expected to have a Company Material Adverse Effect.

            (b) All products of the Company and of each Company subsidiary manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any Company subsidiary have been in conformity with all applicable contractual commitments and all express or implied warranties, except where the failure to be in conformity could not reasonably be expected to have a Company Material Adverse Effect. All warranties of the Company and each Company subsidiary are in conformity with the labeling and other requirements of applicable Laws, except where any failure to be in conformity, either individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

      Section 3.22. Insurance. All material insurance policies of the Company and the Company subsidiaries (the "Insurance Policies") are in full force and effect and provide insurance in such amounts and against such risks as are customary for companies of similar size in the same business as the Company and its subsidiaries. Neither the Company nor any of its subsidiaries is in material breach or default, and neither the Company nor any of its subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Insurance Policies. No notice of cancellation or termination has been received by the Company with respect to any such Insurance Policy. With respect to each of the legal proceedings set forth in Section 3.8 in the Company Disclosure Schedule and the SEC Documents, no carrier of any Insurance Policy has asserted any denial of coverage. The Transactions will not cause the

Insurance Policies not to remain in full force and effect, and the Insurance Policies will not in any way be affected by, and will not terminate or lapse by reason of, any of the Transactions.

      Section 3.23.  Employee and Labor Relations.

            (a) Except as set forth in Section 3.23(a) of the Company Disclosure Schedule, there is no (x) U.S. employment, retention, extension, continuation, severance, commitment, or other similar contract, or (y) material non-U.S. employment, retention, extension, continuation, severance, commitment, or other similar contract affecting any employee, officer, or director of the Company pursuant to which the Company has any liability.

            (b) Except as set forth in Section 3.23(b)(i) of the Company Disclosure Schedule, no labor organization or group of employees has been recognized or certified as representatives to the Company for any current or former employees of the Company. No labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Except as set forth in Section 3.23(b)(ii) of the Company Disclosure Schedule, there are no strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances, or other labor disputes pending or threatened in writing against or involving the Company. There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment Retraining Notification Act or any similar state or local "plant closing" law with respect to the Company within the six months prior to the date hereof or within the six months prior to the Expiration Date.

            (c) Except as set forth in Section 3.23(c) of the Company Disclosure Schedule, there are no material pending allegations that the Company or any of its subsidiaries has violated, any provision of federal, state, local or foreign law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any governmental, quasi-governmental or regulatory agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and/or arbitration awards relating to discrimination, fair labor standards, occupational health and safety, immigration and naturalization, worker's compensation, the National Labor Relations Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees. No present or former director, officer, employee or agent of the Company has asserted any claim against the Company (whether under federal, state, local or foreign law), under any employment agreement or otherwise, on account of or for:
(i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salary for any period other than the current payroll period; (iii) vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) that has been accrued in the ordinary course of business in accordance with existing policies and is reflected on the SEC Financial Statements; or (iv) any violation of any statute, ordinance or regulation relating to payment of wages and fringe benefits, minimum wages or maximum work hours except, in the case of each of clauses (i) through (iv) above, where such claim would not reasonably be expected to have a Company Material Adverse Effect.

            (d) Section 3.23(d) of the Company Disclosure Schedule lists all current employees of the Company with a base salary of $100,000 or more and the job title of each such employee.

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

            Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

            Section 4.1. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent's subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have a Material Adverse Effect on the Parent (a "Parent Material Adverse Effect"). Each of Parent and Purchaser is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to prevent or materially delay consummation of the Transactions.

            Section 4.2. Capitalization. The Parent Common Stock to be delivered as part of the Offer Price and Merger Consideration has been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable, will be listed on the New York Stock Exchange, Inc., and the issuance thereof is not subject to any preemptive or other similar right.

            Section 4.3. Authority. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement, and the consummation of the Transactions have been duly authorized and approved by their Boards of Directors and by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

      Section 4.4. Consents and Approvals; No Violations.

            (a) Except for (i) the filing with the SEC of the Offer Documents and the Proxy Statement/Prospectus, if any, (ii) the filing of the Certificate of Merger with the Secretary of State and the Proxy Statement/Prospectus, if any pursuant to the DGCL, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and Foreign Antitrust Laws and state securities or blue sky laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity or the New York Stock Exchange, Inc. are necessary for the consummation by Parent and Purchaser of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to materially delay Parent's or Purchaser's performance of their respective material obligations under this Agreement or to have a Parent Material Adverse Effect.

            (b) Neither the execution and delivery of this Agreement by Parent or Purchaser, nor the consummation by Parent or Purchaser of the Transactions, nor compliance by Parent or Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or any of the similar organizational documents of Purchaser of any of Parent's or Purchaser's Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4(a) are obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Purchaser or any of their respective subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Purchaser or any of their respective subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which would not reasonably be expected to have a Parent Material Adverse Effect.

            Section 4.5. SEC Documents; Undisclosed Liabilities. Parent has filed all required reports, schedules, forms and registration statements with the SEC since January 1, 1998 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents") which are all reports, schedules, forms and statements (other than preliminary material) that Parent was required to file with the SEC. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Parent included in the Parent SEC Documents (the "Parent SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since December 31, 2000, neither the Parent nor any of its subsidiaries, has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Parent prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of the Parent and its subsidiaries as of December 31, 2000 (including the notes thereto), (ii) as incurred in connection with the Transactions, (iii) as incurred after December 31, 2000 in the ordinary course of business and consistent with past practice, (iv) as described in the SEC Documents filed since December 31, 2000, or (v) as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

      Section 4.6. Parent or Purchaser Information. The information relating to Parent and its subsidiaries to be provided by Parent to be contained in the Offer Documents and the Registration/Prospectus Statement, if any, or in any other document filed with any other Governmental Entity in connection herewith, at the respective time filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement/Prospectus, if any, at the date it or any amendment or supplement is mailed to holders of the Shares, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Offer Documents and the Proxy Statement/Prospectus, if any (except that no representation is made as to such portions thereof that relate only to the Company or any of its subsidiaries or to statements made therein based on information supplied by the Company for inclusion therein) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the Securities Act and the rules and regulations thereunder, respectively.

      Section 4.7. Financing. Parent and the Purchaser collectively have and will have at the Expiration Date and at the Effective Time, and Parent will make available to the Purchaser, sufficient funds to enable the Purchaser to pay that portion of the Offer Price and Merger Consideration to be paid for all outstanding Shares purchased pursuant to the Offer or converted into cash and Parent Common Stock pursuant to the Merger, to perform Parent's and the Purchaser's obligations under this Agreement and to pay all fees and expenses related to the Transactions payable by them.

      Section 4.8. Stock Ownership. As of the date hereof, neither Parent nor the Purchaser beneficially owns any Shares.

      Section 4.9. Purchaser Capitalization. The authorized capital stock of the Purchaser consists of 1,000 shares of common stock, par value $0.01 per share, of which 500 shares have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Liens.

      Section 4.10. Purchaser's Operation. Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

      Section 4.11. Broker's Fees. Except as disclosed in Section 4.11 of the Parent Disclosure Schedule, neither Parent nor any subsidiary of Parent nor any of its respective officers or directors on behalf of Parent or such subsidiaries has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby.

      Section 4.12. Tax Matters. Neither the Parent nor any of its subsidiaries have taken any action or failed to take any action that would cause the Offer and the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code, and no facts exist that would cause the Offer and the Merger to fail to so qualify.

                                   ARTICLE V

                                    COVENANTS

      Section 5.1. Conduct of Business by the Company Prior to the Effective Time. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its subsidiaries to, in all material respects, (i) conduct its business in the ordinary course consistent with past practice and (ii) use all reasonable efforts to maintain and preserve intact its business organization and the good will of those having business relationships with it and retain the services of its present officers and key employees; and (iii) keep in full force and effect all Insurance Policies maintained by the Company and its subsidiaries in effect on the date hereof other than changes made in the ordinary course. Without limiting the generality of the foregoing, and except as set forth in
Section 5.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent:

            (a) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock; provided that the Company may grant options to employees hired after the date hereof to the extent available for grant under the Company's 2000 Stock Incentive Plan as it is in effect on the date hereof; provided, further, that such additional options provide that the consummation of the Transactions shall not be an event that accelerates the vesting thereof, or
(B) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date hereof other than pursuant to (x) the exercise of stock options or warrants or conversion rights outstanding as of the date hereof and (y) acquisitions and investments permitted by paragraph (d) hereof; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock; or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other distribution in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such; or
(iv) amend or waive any of its rights under, or accelerate the vesting under, any provision of the Stock Plans or any agreement evidencing any outstanding stock option, warrant or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any related contract except as required pursuant to employment arrangements in place of the date of this Agreement.

            (b) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness;

            (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary, or cancel, release or assign any indebtedness in excess of $5 million to any such person or any claims held by any such person, except (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) pursuant to contracts or agreements in force at the date of this Agreement complete copies of which have been made available to Parent or (iii) disposition of obsolete or worthless assets; (iv) sales of assets not in excess of $5 million in the aggregate; or (v) pursuant to plans disclosed in writing prior to the execution of this Agreement to Parent and the Purchaser;

            (d) (i) make any acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company, (ii) enter into, terminate or amend any Material Contract or agreement other than in the ordinary course of business consistent with past practices, or (iii) make any capital expenditures and purchases of fixed assets during the period prior to the Effective Date in the aggregate in excess of $10 million for the Company and its subsidiaries taken as a whole;

            (e) increase in any manner the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or Affiliate other than (i) as required pursuant to the terms of agreements in effect on the date of this Agreement (complete copies of which have been made available to Parent), and

(ii) increases in salaries, wages and benefits of employees or officers of the Company made in the ordinary course of business and in a manner consistent with past practice;

            (f) make any material Tax election or settle or compromise any material United States federal, state, local or non-U.S. tax liability or agree to an extension of a statute of limitations in which case the consent of Parent shall not be unreasonably withheld;

            (g) take any action to change accounting policies except for changes required by GAAP;

            (h) make any commitment to take any of the actions prohibited by this Section 5.1; or

            (i) amend the Company Charter Documents or the Subsidiary Documents.

      Section 5.2. No Solicitation.

            (a) The Company shall immediately cease, and shall cause its officers, directors, employees, investment bankers, attorneys, accountants and other representatives to cease, any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and use its best efforts to obtain the return from all such parties or cause the destruction of all copies of confidential information provided to such parties by the Company or its representatives that are still in the possession of such parties. From the date hereof until the Effective Time, the Company shall not, and shall cause its subsidiaries not to, and shall cause its officers, directors, employees, investment bankers, attorneys, accountants and other representatives not to, directly or indirectly (i) solicit or knowingly encourage the initiation of (including by way of furnishing information that has not been previously publicly disseminated) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal or
(ii) participate in any discussions regarding, or furnish to any person any non-public information with respect to, or assist or facilitate any Takeover Proposal; provided, however, that if, prior to the Effective Time and following the receipt of a Takeover Proposal that was made in circumstances not otherwise involving a breach of this Agreement, the Board of Directors of the Company determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would reasonably be expected to constitute a breach by it of its fiduciary duties to its shareholders under applicable law, the Company may, in response to such Takeover Proposal and subject to compliance with Section 5.2(b), (x) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a customary confidentiality agreement (but no less favorable to the Company than the confidentiality agreement entered into with Parent), provided that (i) such confidentiality agreement must include a provision prohibiting solicitation of key employees of the Company or its subsidiaries, such provision lasting at least one year, and may not include any provision calling for an exclusive right to negotiate with the Company and (ii) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (y) participate in negotiations with such party regarding such Takeover Proposal, and (z) prior to the Acceptance Date, following receipt of an unsolicited, bona fide Takeover Proposal from a third party which is a Superior Proposal, enter into an agreement with such third party and terminate this Agreement pursuant to Section 7.1(c)(ii) hereof, if after duly considering the advice of outside counsel, the Board of Directors of the Company determines in good faith that failure to do so would reasonably be expected to breach its fiduciary duties to the Company's stockholders under applicable law.

            (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 5.2, and subject to the terms of any confidentiality agreement signed prior to the date hereof, the Company shall promptly advise Parent orally and in writing, and in no event later than 48 hours after receipt, if any proposal, offer, inquiry, or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the person making such proposal, offer, inquiry, or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed, on a reasonably current basis, of all material developments affecting the status and terms of any such proposals or offers or the status of any such discussions or negotiations. The Company shall not release any person from, or waive any provision of, any confidentiality or standstill agreement entered into as of the date of this Agreement.

            (c) (i) For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent and its subsidiaries, affiliates, and representatives) relating to any (A) direct or indirect acquisition or purchase of assets of the Company and its subsidiaries equal to 15% or more of the Company's consolidated assets or to which 15% or more of the Company's revenues of earnings on a consolidated basis are attributable, or (B) any direct or indirect acquisition of 15% or more of any class of equity securities of the Company, (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or, (D) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any assets of the Company and its subsidiaries equal to 15% or more of the Company's consolidated assets or to which 15% or more of the Company's revenues or earnings on a consolidated basis are attributable, other than the transactions contemplated by this Agreement.

                (ii) "Superior Proposal" means a bona fide written proposal obtained not in breach of this Agreement to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the equity securities of the Company or substantially all of the assets of the Company made by a third party on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment after consultation with its financial advisor and outside counsel to be more favorable (other than in immaterial respects) from a financial point of view than the Offer or the Merger and the Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent and the ability of the Person making such Superior Proposal to consummate such Takeover Proposal (based upon, among other things, the availability of financing and the expectation of obtaining required regulatory approvals).

            (d) Communication of Restrictions. The Company shall use its reasonable best efforts to ensure that the officers, directors and employees of the Company and of each subsidiary of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 5.2, and the failure of such officers, directors, employees, investment bankers or other advisors or representatives to comply with the provisions hereof shall be deemed to be a breach by the Company of this Agreement, unless such person or entity is acting outside the scope of their authority.

            (e) Agreement With Others. Nothing in this Section 5.2 shall (i) permit the Company to terminate this Agreement or (ii) permit the Company to enter into any written agreement with respect to a Takeover Proposal during the term of this Agreement (it being agreed that during the term of this Agreement the Company shall not enter into any written agreement with any person that provides for, or in any way facilitates, a Takeover Proposal, other than a confidentiality agreement in the form referred to above), it being understood that Section 7.1(c) (ii) sets forth the sole right of the Company to terminate this Agreement in the circumstances specified in Section 5.2(a). Section 5.3. Intentionally Omitted.

      Section 5.4. Financing. On the date hereof and at all times on or prior to the consummation of the Offer, Parent and the Purchaser shall have sufficient funds available (through cash on hand and existing credit arrangements) to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees and expenses related to the Transactions.

      Section 5.5. Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, except as may be required by law or by any listing agreement with Nasdaq or a national securities exchange as determined in the good faith judgment of the party wanting to make such release, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Offer, the Merger, this Agreement or the other Transactions without the prior consultation of the other party.

      Section 5.6. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence of which would cause any representation or warranty made by the party delivering the notice contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the party delivering the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      Section 5.7. Access to Information.

            (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties (provided, however, that if in the process of confirmatory due diligence information received by Parent regarding an existing environmental event, circumstance or condition that would reasonably be likely to be material and adverse to the Company, then with the prior written consent of the Company (such consent not to be unreasonably withheld) (it being understood that neither Parent nor the Purchaser believes that such an environmental event, circumstance or condition exists that would reasonably be likely to be material and adverse to the Company), Parent and its representatives may conduct "Phase II" or other environmental testing or sampling; provided, however, that if permitted to do sampling or testing, Parent's representatives shall not unreasonably interfere with or otherwise disrupt the business or operations of the Company or any of its subsidiaries while conducting such testing or sampling), books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws (other than reports or documents which the Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the work product privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

            (b) The information provided pursuant to Section 5.7(a) will be used solely for the purpose of the Transactions, and unless and until the Merger is consummated, solely in accordance with the Confidentiality Agreement between Parent and the Company, dated September 25, 2001.

      Section 5.8. Further Assurances.

            (a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Transactions and, subject to the conditions set forth in Article VI hereof, to consummate the Transactions as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the Offer and the Merger and the other Transactions, and to comply with the terms and conditions of any such consent, authorization, order or approval.

            (b) Without limiting the foregoing, the Company and Parent shall duly file with the FTC and the Antitrust Division of the Department of Justice the notification and report form (the "HSR Filing") required under the HSR Act with respect to the Transactions as promptly as practical, but in no event later than the seventh Business Day following the date hereof. The HSR Filings shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder. Each of Parent and the Company shall as promptly as practicable, comply with the Foreign Antitrust Laws. Parent and the Company shall furnish to each other all such information as is necessary to prepare any such registration, declaration or filing. Parent and the Company each shall pay the filing fees with respect to the HSR Filing filed by it and any other such registration, declaration or filing. Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity with respect to the Transactions.

            (c) Notwithstanding anything to the contrary, neither the Company nor the Parent shall be under any obligation to litigate before or with, or contest any order or decree, or defend against any such actions or proceedings commenced by any Governmental Entity in respect of the antitrust, competition, merger control or similar laws and rules or regulations, and (ii) neither Parent nor any of its subsidiaries or Affiliates shall be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that could reasonably be expected to limit (A) the freedom of action of Parent or its subsidiaries or Affiliates with respect to the operation of, or Parent's or its subsidiaries' or Affiliates' ability to retain, the Company or any businesses, product lines or assets of the Company, or (B) the ability to retain, own or operate any portion of the businesses, product lines, or assets, of Parent or any of its subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of the Company, Parent or its subsidiaries or Affiliates. If any such party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as possible and after consultation with the other parties, an appropriate response in compliance with such request. Parent and the Purchaser, on the one hand, and the Company, on the other hand, shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding any of the Transactions.

      Section 5.9. Employee Benefit Plans.

            (a) Compensation and Benefits. For a period of at least one year following the Effective Time, Parent shall cause the Surviving Corporation to provide to the Company's employees pay and benefits and benefit plans, programs and policies, including, without limitation, severance benefits, medical and welfare plans, which are no less favorable in the aggregate than those provided by the Company on the date hereof and agrees to waive any waiting periods or limitations for preexisting conditions under its medical, dental, and short-term and long-term disability plans and shall ensure that employees are given credit for any amounts paid toward deductibles, out-of-pocket limits or other fees on or prior to the Effective Time. Employees shall also be provided credit by Purchaser for all service with the Company and its ERISA Affiliates, to the same extent as such service was credited for such purpose by the Company and its ERISA Affiliates, under (x) all employee benefit plans, programs, policies and fringe benefits to be provided to such employees for purposes of eligibility and vesting and (y) severance plans, programs and policies for purposes of calculating the amount of each Employee's severance benefits.

            (b) Employment Agreements. Parent will cause the Surviving Corporation to discharge the obligations under each employment agreement listed in Section 3.11 of the Company Disclosure Schedule.

            (c) Collective Bargaining Agreements. Parent will cause the Surviving Corporation to assume and honor the terms of any collective bargaining agreements covering any employees of the Company and will recognize any labor organization or other collective bargaining representative of such employees, as required in accordance with the National Labor Relations Act or any other applicable law.

      Section 5.10. Indemnification.

            (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") (x) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company and its subsidiaries pursuant to the Company Charter Documents, the Subsidiary Documents and indemnification agreements, if any, in existence on the date hereof and set forth in Section
5.10 of the Company Disclosure Schedule with any directors and officers of the Company and its subsidiaries and (y) without limitation to clause (x), to the fullest extent permitted by applicable law, against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld or delayed) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions; provided, however, that, in the case of the Purchaser and the Surviving Corporation such indemnification shall only be to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors and officers. The Surviving Corporation will pay all reasonable expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding to the fullest extent permitted by law upon receipt of any undertaking contemplated by Section 145(e) of the DGCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel of their choice reasonably satisfactory to Parent, (ii) Parent shall, and shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided that Parent shall not be obligated to pay the reasonable fees and expenses of more than one counsel (other than local counsel) for all Indemnified Parties in any single claim except to the extent that any of the Indemnified Parties have defenses available to them that are not available to the other Indemnified Parties, in which case Parent shall pay the fees and expenses of separate counsel (in addition to local counsel) for such Indemnified Parties, and (iii) Parent shall, and shall cause the Surviving Corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Parent, Purchaser or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.10, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this
Section 5.10 except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL.

            (b) Parent shall maintain, or cause to be maintained, for a period of six years after the Effective Time the current policies of directors' and officers' and company liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries (provided that Parent or the Surviving Corporation may substitute therefor one or more policies of substantially the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insureds (which are the Company, its subsidiaries, their respective officers and directors, Berwind Corporation, Berwind Group Partners, and Berwind LLC) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that Parent shall not be required to pay an annual premium for such insurance in excess of $600,000 provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

            (c) Each Indemnified Party and each "insured" under the current directors' and officers' and company liability insurance policy maintained by the Company is intended to be a third party beneficiary of this Section 5.10 and may specifically enforce its terms.

      Section 5.11. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

      Section 5.12. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause the Transactions, including any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) and acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

      Section 5.13. No Redemption of Rights Plan. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement, the Company shall not (a) redeem, amend or waive any provisions of the Rights Plan (other than such amendments as are necessary to accommodate this Agreement and the Transactions, but not with respect to any Takeover Proposal) or (b) implement or adopt any so-called "poison pill," shareholder rights plan or other similar plan.

      Section 5.14. Affiliate Letters. As promptly as practicable, the Company shall deliver to Parent a letter identifying all Persons who are at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the expiration of the Offer, an affiliate letter in the form attached hereto as Exhibit B from each such person.

                                   ARTICLE VI

                                   CONDITIONS

      Section 6.1. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

            (a) Stockholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Company Certificate of Incorporation, in order to consummate the Merger;

            (b) Statutes. No statute, rule, order, decree or regulation shall have been enacted or promulgated by (i) any U.S. Governmental Entity or (ii) any Governmental Entity pursuant to Foreign Antitrust Laws that prohibits, restrains or enjoins the consummation of the Merger;

            (c) Injunctions. There shall be not be in effect any order or injunction of (i) any U.S. Governmental Entity or (ii) any Governmental Entity pursuant to Foreign Antitrust Laws precluding, restraining, enjoining or prohibiting consummation of the Merger; and no proceeding by any Governmental Entity seeking any of the foregoing shall have been commenced and be continuing. There shall not be any action taken, or any statute, rule, regulation or order enacted or entered into applicable to the Merger, which makes the consummation of the Merger illegal; and

            (d) Purchase of Shares in Offer. Parent, the Purchaser or their affiliates shall have purchased shares of Company Common Stock pursuant to the Offer, provided that this condition shall be deemed satisfied with respect to Parent and the Purchaser if the Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.

      Section 6.2. Conditions of Obligations of Parent and Purchaser to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction of the further condition (which may be waived in whole or in part by Parent) that the Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement on or before the earlier of (i) such time as Parent's or Purchaser's designees shall constitute at least a majority of the Company's Board of Directors pursuant to Section 1.3 of this Agreement and (ii) the Closing Date; provided, however, that no failure by the Company to have so performed any such material obligation shall constitute a failure of satisfaction of the foregoing condition where the Company's failure of performance was caused by Parent or occurred and was actually known to Parent at or prior to the time Purchaser accepted for payment any Shares pursuant to the Offer.

                                   ARTICLE VII

                                   TERMINATION

      Section 7.1. Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

            (a) By the mutual consent duly authorized by the Boards of Directors of the Parent and the Company.

            (b) By either of the Company or Parent:

                  (i) if any U.S. Governmental Entity or any other Governmental Entity acting pursuant to Foreign Antitrust Laws shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; provided, that a party may not terminate the Agreement pursuant to this Section 7.1(b)(i) if its failure to perform its obligations under this Agreement resulted in or contributed to the issuance of such order, decree or ruling;

                  (ii) if the Offer shall have expired, terminated or been withdrawn pursuant to its terms without any Shares being purchased therein, provided, that the right to terminate this Agreement under this
      Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Purchaser to purchase Shares in the Offer; or

                  (iii) if the Offer shall not have been consummated on or before the 180th calendar day after the date hereof (the "Outside Date"); provided, that a party may not terminate the Agreement pursuant to this
      Section 7.1(b)(iii) if its failure to perform any of its obligations under this Agreement results in the failure of the Offer to be so consummated by such time;

            (c) By the Company:

                  (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to the tenth Business Day following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is in material breach of this Agreement;

                  (ii) if concurrently it enters into a definitive agreement providing for a Superior Proposal entered into in accordance with Section 5.2; provided, that prior thereto or simultaneously therewith the Company has paid or cause to be paid the Termination Fee to Parent in accordance with Section 7.3 and such termination of this Agreement by the Company shall not take effect unless and until it shall have paid Parent the Termination Fee; provided, further, that the Company has given Parent at least four Business Days following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to terminate this Agreement pursuant to this Section 7.1(c)(ii); provided, further, that the Company will in good faith discuss with Parent any proposals that Parent makes in response to receiving the written notice required above; or

                  (iii) if the representations and warranties of Parent or Purchaser set forth in this Agreement shall not be true and correct (except where the failure to be true and correct would not reasonably be expected to have a Parent Material Adverse Effect) or, if qualified by Parent Material Adverse Effect, such representations and warranties shall not be true and correct as so qualified, as of the date of this Agreement and as of the Expiration Date as if made on such date, or either Parent or Purchaser shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within one Business Day prior to the Expiration Date, except, in the case of the failure of any representation or warranty, (x) for changes specifically permitted by this Agreement, and (y) those representations and warranties that address matters only as of a particular date which are true and correct as of such date.

            (d) By Parent:

                  (i) if, due to an occurrence that if occurring after the commencement of the Offer would make it impossible to satisfy any of the conditions set forth in Annex A hereto, Parent, Purchaser, or any of their respective affiliates shall have failed to commence the Offer on or prior to five Business Days following the date of the initial public announcement of the Offer; provided, that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Purchaser is in material breach of this Agreement;

                  (ii) if the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, in a manner adverse to Parent, its approval or recommendation of any of the Transactions; provided, however, that Parent may only exercise this termination right prior to the Acceptance Date;

                  (iii) if the Company shall have entered into any agreement respecting any Takeover Proposal other than a confidentiality agreement permitted by Section 5.2(a) hereof or the Board of Directors of the Company shall have recommended to the stockholders of the Company a Takeover Proposal or shall not have rejected any proposal respecting a Takeover Proposal within 10 Business Days of the making thereof; provided, however, that Parent may only exercise this termination right prior to the Acceptance Date; or

                  (iv) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it, or the representations and warranties of the Company set forth in the Agreement shall not be true and correct on and as of the Acceptance Date as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where failure to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have a Company Material Adverse Effect, which inaccuracy or breach cannot be cured or has not been cured within one Business Day prior to the Acceptance Date, except, in the case of the failure of any representation or warranty, (x) for changes specifically permitted by this Agreement, and (y) those representations and warranties that address matters only as of a particular date which are true and correct as of such date; provided, however that Parent may only exercise this termination right prior to the Acceptance Date. For purposes of this Section 7.1(d)(iv), (A) a Company Material Adverse Effect shall be deemed to have occurred if but only if the applicable event, change, effect, or occurrence (or aggregation thereof) would be reasonably likely to (x) result in liability to Company (or its subsidiaries) or diminution in the value of the Company (including its subsidiaries) (including but not limited to, as a result of a diminution of the revenues, earnings or net asset value of the Company (including its subsidiaries)) of US $100,000,000 or more in the aggregate, taking into account available insurance proceeds payable to the Company or its subsidiaries, and (B) a Company Material Adverse Effect shall not include any event, change, effect or occurrence (or aggregation thereof) that occurs or would be reasonably likely to occur as a result of any general, national, international or regional economic or financial condition or (y) have a material adverse effect on the parties' ability to consummate the Transactions.

      Section 7.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 7.2, 7.3 and Article IX hereof) shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company, except
(i) as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud or any willful breach of a covenant contained in this Agreement.

      Section 7.3. Termination Fee; Expenses.

            (a) Except as provided in this Section 7.3, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such fees and expenses. In the event that (A) (i) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter, (ii) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified, in a manner adverse to Parent, its approval or recommendation of the Transactions, (iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), (iii) and (iv) the Company consummates a transaction contemplated by a Takeover Proposal within nine months of the date this Agreement is terminated, or (B) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), then in either event, the Company shall pay to Parent a termination fee equal to $30 million in cash. In the event that Parent terminates this Agreement pursuant to Section 7.1(d)(ii) or (d)(iii) other than in the circumstances as set forth in the preceding sentence, then the Company shall pay to Parent all of the Expenses (as defined herein) of Parent. Provided that the Company has not committed an act with the intent and effect of breaching Section 5.2(a)(ii), the fee and expense arrangements contemplated hereby are the sole remedies hereunder (other than equitable or injunctive relief under Section 9.12) and shall be paid pursuant to this Section 7.3 regardless of any alleged breach, other than a willful or intentional breach, by Parent of its obligations hereunder, provided that no payment made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Purchaser or of any rights of the Company in respect thereof.

            (b) Any payment required to be made pursuant to paragraph (a) of this Section 7.3 shall be made to the Parent not later than two Business Days after delivery to the Company of notice of demand for payment and, in circumstances in which Expenses are payable, an itemization setting forth in reasonable detail all Expenses of the Parent or Purchaser (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by the Parent in the notice of demand for payment delivered pursuant to this Section 7.3(b).

                                  ARTICLE VIII

                                   DEFINITIONS

      Section 8.1. Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Acceptance Date" shall mean the first date on which Purchaser accepts for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

      "Affiliate" shall mean, with respect to any specified Person, any Person who directly or indirectly controls, is controlled by, or is under common control with, such specified Person; provided that, for the purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

      "Average Share Price" shall mean the average (rounded to the nearest 1/10,000) of the volume weighted sales prices per share of Parent Common Stock on the New York Stock Exchange Inc., as reported by Bloomberg Financial Markets (or if not reported thereby any other authoritative source as the parties shall agree in writing), for the 5 consecutive Trading Days ending on the second Trading Day immediately preceding the Acceptance Date.

      "Business Day" shall mean a day other than a Saturday, a Sunday or a day on which banks in New York, New York or the SEC are permitted or required to close.

      "Company Rights" shall mean the right associated with each share of Company Common Stock pursuant to the Rights Plan.

      "Environmental Laws" shall mean any and all applicable municipal, state, foreign or federal law, statute, treaty, directive, decision, judgment, award, regulation, decree, rule, order, direction, consent of relevant jurisdiction(s) concerning environmental, health and safety matters (including, but not limited to, liabilities or obligations for the clean-up of Hazardous Materials) in buildings, equipment, soil, sub-surface strata, air, surface water, or ground water, including by way of illustration and not by way of limitation, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Safe Drinking Water Act, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and any state or foreign equivalents of the foregoing (including any amendments or extensions thereof and any rules, or regulations issued pursuant to any of said Environmental Laws).

      "Exchange Ratio" shall be equal to 19.43 divided by the Average Share
Price.

      "Expenses" shall mean all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants and investment bankers to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Offer Documents, the Merger Registration Statement and the Proxy Statement/Prospectus, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the Offer, the Merger and the other transactions contemplated by this Agreement.

      "GAAP" shall mean generally accepted accounting principles of the United States of America, as in effect from time to time.

      "Hazardous Materials" means any and all hazardous, toxic or polluting substances, radioactive substances, hazardous wastes, special solid wastes, controlled solid wastes, oils, petroleum and petroleum products, hazardous chemicals which are or may be at any time prior to the Effective Time be regulated or controlled under Environmental Laws in the applicable jurisdictions in which the Company or any of its subsidiaries owns or has owned real property or in which the business of the Company or any of its subsidiaries has been operated or is being operated.

      "Health and Safety Requirements" shall mean all applicable federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law and all applicable judicial and administrative orders concerning public health and safety, or worker health and safety, each as amended as now in effect.

      "know" or "knowledge" shall mean in the case of Parent, the actual knowledge of Parent's senior executive officers after reasonable inquiry, and in the case of the Company, the actual knowledge of the Company's officers set forth on Section 8.1 of the Company's Disclosure Schedule after reasonable inquiry.

      "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an association, an unincorporated organization, a limited liability company, a limited partnership, a group, a syndicate, a person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), and a government or other department or subdivision or instrumentality or agency thereof.

      "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, dispersal, leaching or discharge, and any migration as a result of any of the foregoing, into the indoor or outdoor environment or into or out of any property now or previously owned by the Company or any of its subsidiaries.

      "Trading Day" shall mean any day on which securities are traded on the New York Stock Exchange, Inc.

      Section 8.2. Other Defined Terms. The following terms used herein are defined in the Section of this Agreement specified below:

TERM                                                                   SECTION
----                                                                   -------

Agreement.............................................................Preamble
Bylaws.............................................................Section 3.2
Certificate of Incorporation.......................................Section 3.2
Certificate of Merger..............................................Section 1.5
Certificates....................................................Section 2.2(b)
Closing............................................................Section 1.6
Closing Date.......................................................Section 1.6
COBRA..........................................................Section 3.11(g)
Code............................................................Section 1.1(d)
Committee..........................................................Section 1.3
Company...............................................................Preamble
Company Charter Documents..........................................Section 3.2
Company Common Stock...................................................Recital

Company Disclosure Schedule.....................................Section 3.1(b)
Company Material Adverse Effect.................................Section 3.1(a)
Company Option Plans............................................Section 2.4(a)
Company Permits....................................................Section 3.9
Company Rights................................................. Section 1.1(a)
Company Stock Option............................................Section 2.4(a)
Converted Option................................................Section 2.4(a)
Delaware Courts....................................................Section 9.9
DGCL............................................................Section 1.2(a)
Dissenting Common Stock............................................Section 2.3
Effective Time.....................................................Section 1.5
Employee Benefit Plans.........................................Section 3.11(a)
Environmental Permits......................................Section 3.12(a)(ii)
ERISA..........................................................Section 3.11(a)
ERISA Affiliate................................................Section 3.11(a)
Exchange Act....................................................Section 1.1(a)
Exchange Agent..................................................Section 2.2(a)
Expiration Date.................................................Section 1.1(b)
Fairness Opinion..................................................Section 3.18
Foreign Antitrust Laws..........................................Section 3.5(a)
Governmental Entity.............................................Section 3.5(a)
HSR Act.........................................................Section 3.5(a)
HSR Filing......................................................Section 5.8(b)
Indemnified Liabilities........................................Section 5.10(a)
Indemnified Parties............................................Section 5.10(a)
Independent Directors..............................................Section 1.3
Insurance Policies................................................Section 3.22
Intellectual Property..........................................Section 3.15(a)
Laws...............................................................Section 3.9
Liens...........................................................Section 3.3(b)
Material Adverse Effect.........................................Section 3.1(a)
Material Contract..............................................Section 3.20(a)
Merger....................................................Section 1.4. Recital
Merger Consideration............................................Section 2.1(c)
Merger Registration Statement...............................Section 1.8(a)(ii)
Minimum Condition......................................................Annex A
Offer..........................................................Section  1.1(a)
Offer Documents.................................................Section 1.1(c)
Offer Price............................................................Recital
Offer to Purchase...............................................Section 1.1(b)
Outside Date...............................................Section 7.1(b)(iii)
Parent................................................................Preamble
Parent Common Stock....................................................Recital
Parent Material Adverse Effect.....................................Section 4.1
Parent SEC Documents...............................................Section 4.5
Parent SEC Financial Statements....................................Section 4.5

Pension Plans..................................................Section 3.11(a)
Proxy Statement/Prospectus.................................Section 1.8(a)(iii)
Purchaser.............................................................Preamble
Purchaser By-laws..................................................Section 1.4
Purchaser Certificate of Incorporation.............................Section 1.4
Purchaser Common Stock.............................................Section 2.1
Registration Statement..........................................Section 1.1(c)
Rights Plan.....................................................Section 2.1(a)
Schedule 14D-9..................................................Section 1.2(b)
SEC.............................................................Section 1.1(b)
SEC Documents......................................................Section 3.6
SEC Financial Statements...........................................Section 3.6
Secretary of State.................................................Section 1.5
Securities Act..................................................Section 1.1(c)
Shares................................................................Recitals
Special Meeting..............................................Section 1.8(a)(i)
Stockholder............................................................Recital
subsidiary......................................................Section 3.1(b)
Subsidiary Documents...............................................Section 3.2
Surviving Corporation..............................................Section 1.4
Takeover Statute..................................................Section 3.17
Transactions....................................................Section 1.2(a)
UBS...............................................................Section 3.18
Voting Agreement.......................................................Recital

                                   ARTICLE IX

                                  MISCELLANEOUS

      Section 9.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made which adversely effects such holders after the Acceptance Date or requires by law or the Company Charter Documents the further approval of the stockholders, unless approved by the Independent Directors.

      Section 9.2. Extension; Waiver. At any time prior to the Effective Time, subject to Section 1.3, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.1, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

      Section 9.3. Nonsurvival of Representations and Warranties. Except as provided otherwise in the Section 9.3, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

      Section 9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Parent or the Purchaser, to:

                  GE Industrial Systems
                  41 Woodford Avenue
                  Plainville, CT  06062
                  Attention:      James R. Billingsley, Jr.
                                  Senior Counsel
                  Telecopier No.: (860) 747-7079

                  with a copy to:

                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue
                  New York, New York  10166-0193
                  Attention:  Steven R. Shoemate
                  Telephone No.:  (212) 351-3879
                  Telecopier No.: (212) 351-4035

            (b)   if to the Company, to:

                  Interlogix, Inc.
                  114 West 7th Street
                  Suite 1300
                  Austin, Texas  78701
                  Attention:      Michael S. Lafair,
                                  General Counsel
                  Telephone No.:  (512) 381-2760
                  Telecopier No.: (512) 381-1773

                  with a copy to:

                  Dechert
                  4000 Bell Atlantic Tower
                  1717 Arch Street
                  Philadelphia, Pennsylvania  19103
                  Attention:      Craig L. Godshall, Esq.
                  Telephone No.:  (215) 994-4000
                  Telecopier No.: (215) 994-2222

      Section 9.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart by facsimile transmission shall be as effective as delivery of a manually-executed counterpart hereof.

      Section 9.6. Entire Agreement; Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.10 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties acknowledge that all parties participated in the drafting of this Agreement and agree that any rule of law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

      Section 9.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      Section 9.8. WAIVER OF JURY TRIAL. EACH OF PARENT, THE PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF PARENT, THE PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

      Section 9.9. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. Notwithstanding anything herein to the contrary, the parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement or the Transactions (and agrees not to commence counterclaims except in such courts), waives any objection to the laying of venue of any such litigation in the

Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

      Section 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent; provided that any such assignment would not cause any delay in the consummation of the Offer or the Merger. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      Section 9.11. Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

      Section 9.12. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court.

            IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    GENERAL ELECTRIC COMPANY


                                    By:   /s/ Lloyd G. Trotter
                                          --------------------
                                          Name:  Lloyd G. Trotter
                                          Title: Senior Vice President and CEO
                                                 GE Industrial Systems


                                    MARGARET ACQUISITION, INC.


                                    By:   /s/ Lloyd G. Trotter
                                          --------------------
                                          Name:  Lloyd G. Trotter
                                          Title: President


                                    INTERLOGIX, INC.


                                    By:   /s/ Kenneth L. Boyda
                                          --------------------
                                          Name:  Kenneth L. Boyda
                                          Title: President & C.E.O.

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

      Notwithstanding any other provision of the Offer (subject to the provisions of the Agreement), as a first step in effectuating a merger between Purchaser and Company qualifying as a tax-free reorganization under Section 368(a) of the Code, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered shares if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which would constitute at least a majority of the Shares outstanding on a fully-diluted basis on the date of purchase (on a "fully-diluted basis" meaning the number of Shares outstanding, together with the Shares which the Company may be required to issue pursuant to options or obligations outstanding at that date and which do not terminate upon consummation of the Offer under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable), when aggregated with any Shares owned by Parent, the Purchaser or an affiliate of Parent or the Purchaser (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act, and under all Foreign Antitrust Laws where the expiration or termination of the waiting period is necessary, has not expired or terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Agreement, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur and be continuing:

            (a) there shall be any action, proceeding or litigation threatened, instituted or pending by any Governmental Entity that seeks to and which would reasonably be expected to (i) prevent, prohibit or make illegal Parent's or the Purchaser's ownership or operation of all or a material portion of the Company's and its subsidiaries' businesses and assets taken as a whole, (ii) prevent, prohibit, or make illegal the acceptance for payment, payment for or purchase of Shares by the Purchaser or the consummation of the Transactions, (iii) renders the Purchaser unable to accept for payment, pay for or purchase some or all of the Shares, (iv) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) imposes, as a result of the Transactions, damages on Parent that are material to Parent, and provided, that the failure of any condition to be satisfied is not primarily due to the failure by Parent and/or Purchaser to comply with the terms of this Agreement.

            (b) there shall have been any statute, rule, regulation, order, legislation or interpretation enacted, promulgated, amended, entered or issued applicable to (i) Parent, Purchaser, the Company or any of their respective subsidiaries or an Affiliate of either Parent or the Company or (ii) the Transactions, by any United States or non-United States legislative body or Governmental Entity with appropriate jurisdiction (other than the routine application of the waiting period provisions of the HSR Act or similar statutes or regulations of foreign jurisdictions applicable to the Offer or the Merger) that would be reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

            (c) (i) the Company shall have breached or failed in any material respect to perform or comply with any obligation, agreement or covenant required by the Agreement to be performed or complied with by it or (ii) the representations and warranties of the Company set forth in the Agreement shall not be true and correct on and as of the Acceptance Date as if made on such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where failure to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) would not have a Company Material Adverse Effect. For purposes of paragraph (c)(ii), (A) a Company Material Adverse Effect shall be deemed to have occurred if but only if the applicable event, change, effect, or occurrence (or aggregation thereof) would be reasonably likely to (x) result in liability to Company (or its subsidiaries) or diminution in the value of the Company (including its subsidiaries) (including but not limited to, as a result of a diminution of the revenues, earnings or net asset value of the Company (including its subsidiaries)) of US $100,000,000 or more in the aggregate, taking into account available insurance proceeds payable to the Company or its subsidiaries, and (B) a Company Material Adverse Effect shall not include any event, change, effect or occurrence (or aggregation thereof) that occurs or would be reasonably likely to occur as a result of any general, national, international or regional economic or financial condition or (y) have a material adverse effect on the parties' ability to consummate the Transactions;

            (d) (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market or (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks by a United States Governmental Entity;

            (e) the Agreement shall have been terminated in accordance with its terms;

            (f) the Registration Statement shall have not become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order; or

            (g) the shares of Parent Common Stock to be issued in the Offer shall not have been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance.

            The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by either of them regardless or the circumstances giving rise to such conditions or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

            Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

                                   Exhibit A

                                VOTING AGREEMENT


            VOTING AGREEMENT ("Agreement"), dated December 17, 2001, by and between General Electric Company, a New York corporation ("Parent"), Margaret Acquisition, Inc., a Delaware corporation (the "Purchaser") and Berwind LLC, a Delaware limited liability company ("Stockholder").

            A. The Board of Directors of Interlogix, Inc., a Delaware corporation (the "Company"), has previously approved, and concurrently herewith Parent, the Purchaser and the Company are entering into, an Agreement and Plan of Merger of even date herewith, as may be amended from time to time (the "Merger Agreement"). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Merger Agreement.

            B. As of the date hereof, Stockholder is the record and beneficial owner of 15,736,797 shares of Common Stock, par value $0.01 per share, of the Company (such shares together with any other shares of Common Stock acquired by Stockholder after the date hereof being collectively referred to herein as the "Stockholder Shares").

            C. In accordance with the Merger Agreement, the Purchaser has agreed to make, and Parent has agreed to cause the Purchaser to make, the Offer on the terms and subject to the conditions contained in the Merger Agreement.

            D. As a condition to its willingness to enter into the Merger Agreement, the Purchaser has required that Stockholder enter into this Agreement.

            In consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

            1. Agreement to Tender and Vote.

                  (a) Tender. In accordance with the Merger Agreement, the Purchaser shall make, and Parent shall cause the Purchaser to make, the Offer on the terms and subject to the conditions contained in the Merger Agreement. Provided this Agreement has not been terminated, Stockholder hereby agrees that Stockholder will, within ten Business Days of the commencement of the Offer, tender the Stockholder Shares into the Offer, pursuant to and in accordance with the terms of the Offer, and that provided this Agreement has not been terminated, it shall not withdraw any Stockholder Shares so tendered prior to the termination of the Offer.

                  (b) Voting. Prior to the termination of this Agreement, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) with respect to the Merger or the Merger Agreement or any adjournment thereof, Stockholder shall vote the Stockholder Shares or cause them to be voted or execute written consents in respect thereof
(i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and the Transactions; (ii) against any action or agreement that would result in a breach in any material respect of any covenant or any other obligation or agreement of the Company under the Merger Agreement or in a breach in any material respect of any representation or warranty of the Company in the Merger Agreement; (iii) against any Takeover Proposal; and (iv) against any amendment of the Company Charter Documents or any other action or agreement that is intended or could reasonably be expected to impede, interfere with, delay, postpone or discourage the Offer or the Merger or change in any manner the voting rights of any class of the Company Common Stock. Stockholder agrees not to assert any statutory appraisal rights it may have under the DGCL in connection with the Merger.

            2. Representation and Warranties of the Parent and Purchaser. The Parent and the Purchaser each hereby jointly and severally represents and warrants to Stockholder as follows:

                  (a) Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent's subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except as would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Parent Material Adverse Effect.

                  (b) Authority. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by their Boards of Directors and by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the Merger Agreement and the consummation by them of the transactions contemplated hereby and thereby. Each of this Agreement and the Merger Agreement has been duly executed and delivered by Parent and Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto or thereto, is a valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                  (c) Consents and Approvals; No Violations.

                        (i) Except for (i) the filing with the SEC of the Offer Documents and the Proxy Statement/Prospectus, if any, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and Foreign Antitrust Laws and state securities or blue sky laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity or the New York Stock Exchange, Inc. are required to be obtained or made by Parent or Purchaser in connection with the transactions contemplated by this Agreement and the Merger Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to materially delay Parent's or Purchaser's performance of their respective material obligations under this Agreement and the Merger Agreement or to have a Parent Material Adverse Effect. In addition, the issuance of Parent Common Stock in connection with the Offer and the Merger is subject to the approval of such Parent Common Stock for listing on the New York Stock Exchange, subject to official notice of issuance, which approval Parent shall obtain promptly after commencement of the Offer and in any case prior to the Expiration Date.

                        (ii) Neither the execution and delivery of this Agreement or the Merger Agreement by Parent or Purchaser, nor the consummation by Parent or Purchaser of the transactions contemplated hereby or thereby, nor compliance by Parent or Purchaser with any of the terms or provisions hereof or thereof, will (A) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or any of the similar organizational documents of Purchaser or any of Parent's or Purchaser's subsidiaries or (B) assuming that the authorizations, consents and approvals referred to in Section 2(c)(i) are obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Purchaser or any of their respective subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Purchaser or any of their respective subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (B) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which would not reasonably be expected to have a Parent Material Adverse Effect or a material adverse effect on the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement and the Merger Agreement.

                  (d) Financing. Parent and the Purchaser collectively have and will have at the Expiration Date, at the Effective Time and so long as this Agreement has not been terminated, and Parent will make available to the Purchaser, sufficient funds to enable the

Purchaser to pay that portion of the Offer Price and Merger Consideration to be paid for all outstanding Shares purchased pursuant to the Offer (including the Stockholder Shares held by Stockholder) or converted into cash and Parent Common Stock pursuant to the Merger, to perform Parent's and the Purchaser's obligations under this Agreement and the Merger Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement and the Merger Agreement payable by them.

            3. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Parent and the Purchaser as follows:

                  (a) Ownership of Shares. Stockholder owns of record and beneficially the number of Stockholder Shares set forth in the preamble hereto and such Shares constitute all of the Shares owned of record or beneficially by Stockholder. Except as disclosed on Exhibit A, Stockholder has sole voting power and sole power of disposition with respect to all of the Stockholder Shares, with no restrictions on Stockholder's rights of voting or disposition pertaining thereto (except under applicable securities laws) and no other person or entity has any right to direct Stockholder with respect to voting any of the Stockholder Shares or approve the voting by Stockholder of any of the Stockholder Shares or has any right to approve any amendment or modification of this Agreement. Except as disclosed on Exhibit A, Stockholder owns all of the Stockholder Shares, free and clear of any Lien, other than pursuant to this Agreement.

                  (b) Legal Capacity; Authority Relative to this Agreement. Stockholder has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Stockholder of this Agreement have been duly authorized and approved by all necessary limited liability company action of Stockholder and no other limited liability company action on the part of Stockholder is necessary to authorize the execution, delivery and performance by Stockholder of this Agreement. This Agreement has been duly executed and delivered by Stockholder and, assuming due and valid authorization, execution and delivery hereof by the Parent and Purchaser, is a valid and binding obligation of the Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                  (c) Consents and Approvals; No Violations.

                        (i) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are required to be obtained or made by Stockholder in connection with the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to materially delay Stockholder's performance of its material obligations under this Agreement or to have a Material Adverse Effect on Stockholder.

                        (ii) Neither the execution and delivery of this Agreement by Stockholder, nor the performance by Stockholder of its obligations hereunder, will (A) conflict with or violate any provision of any organizational document of Stockholder or (B) assuming that the authorizations, consents and approvals referred to in Section 3(c)(i) are obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Stockholder or any of its properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Stockholder is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of clause (B) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which would not reasonably be expected to have a Material Adverse Effect on Stockholder or a material adverse effect on the ability of Stockholder to perform its obligations hereunder.

                  (d) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission that is payable by the Company in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon the arrangements made by or on behalf of Stockholder (it being understood that the Company, as described in Section 3.19 of the Company Disclosure Schedule, has engaged UBS as the Company's financial advisor).

            4. Certain Covenants of Stockholder. Except in accordance with the terms of this Agreement, Stockholder hereby covenants and agrees as follows:

                  (a) Restriction on Transfer, Proxies and Non-Interference. Prior to the termination of this Agreement, Stockholder shall not (i) except as contemplated by this Agreement, sell, transfer, give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of any of the Stockholder Shares (each of the foregoing, a "Transfer"), (ii) grant any proxies, deposit any Stockholder Shares into a voting trust or enter into a voting agreement, power of attorney or voting trust with respect to any of the Stockholder Shares or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement.

                  (b) Additional Shares. Prior to the termination of this Agreement, Stockholder will promptly notify the Purchaser of the number of any new Shares acquired directly or beneficially by Stockholder, if any, after the date hereof. Any such shares shall become Stockholder Shares for purposes of this Agreement.

                  (c) Nonsolicitation. From the date hereof until the termination hereof, Stockholder, in its capacity as a stockholder of the Company, will not, and will not authorize or knowingly permit any investment bankers, attorneys, accountants, consultants and other agents or advisors (collectively, "Representatives") of Stockholder to, directly or indirectly, (i) solicit, or knowingly encourage or initiate the submission of any Takeover Proposal or (ii) engage in any negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Takeover Proposal; provided, however, that the Stockholder may furnish such information to and engage in such discussions or negotiations with such person regarding a Takeover Proposal if at such time the Company is permitted under the Merger Agreement to provide information and engage in discussions or negotiations with such person regarding a Takeover Proposal.

                  (d) Notice. Stockholder will notify Parent promptly (but in no event later than 48 hours) in writing if any person shall make a proposal or inquiry, or contact Stockholder, relating to the acquisition of beneficial ownership of any Stockholder Shares. The notice shall state the identity of the person and the material terms and conditions of such proposal, inquiry or contact. Stockholder shall keep Parent reasonably apprised of any material development with respect to such proposal. Stockholder shall, and shall cause its Representatives to, cease immediately and cause to be terminated all existing discussions or negotiations, if any, with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal.

                  (e) Conduct of Stockholder. (i) Stockholder shall not adopt any plan of complete or partial liquidation, dissolve, merge or combine with any person or entity, or permit any change in the beneficial ownership interests of Stockholder and (ii) Stockholder shall maintain its status as a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, in each case, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, provided that Parent may withhold its consent if in its judgment permitting the requested action would jeopardize the benefits intended to be provided to it under the Agreement.

            5. Recapture of Profits. If (A) the Merger Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) of the Merger Agreement and (B) within nine (9) months after the date of such termination, Stockholder consummates the sale, transfer or other disposition for value of any or all of its Stockholder Shares to or with any person or entity not an affiliate or associate of Parent, Purchaser or the Company (but including a sale to the Company if such sale is a transactional element of a Takeover Proposal) (i) in connection with a Takeover Proposal or (ii) in a transaction or series of related transactions which would reasonably be expected to lead to or facilitate the making or consummation of a Takeover Proposal (such sale, transfer or other disposition of Stockholder Shares being collectively referred to as an

"Alternative Disposition"), and (C) within nine (9) months after the date of such termination of the Merger Agreement such Takeover Proposal or any other Takeover Proposal is consummated, then the Stockholder shall, within three Business Days of the closing of such Takeover Proposal, pay to Parent, the amount of the Profit, if any, realized by Stockholder from such Alternative Disposition, net of Stockholder's reasonably documented expenses in connection with such Alternative Disposition, any taxes incurred by Stockholder on such Profit and any legal fees incurred by Stockholder in connection with the execution, delivery and performance of this Agreement; provided, however, that the sale by Stockholder of any of its Stockholder Shares pursuant to an underwritten public offering (so long as at the time of the closing of such public offering there has not been publicly announced and pending a Takeover Proposal and Stockholder does not have actual knowledge of a planned Takeover Proposal) or a sale pursuant to Rule 144 of the Securities Act shall not be considered an Alternative Disposition which is subject to the provisions of this
Section 5. As used in this Section, "Profit" shall be calculated on a per Share basis and shall mean an amount equal to the excess, if any, of the per Share proceeds received by Stockholder in such Alternative Disposition over the per Share Offer Price (or such higher price as Parent or its affiliates may offer for the Shares). Any such Profits received by Stockholder on such Alternative Disposition will be paid to Parent in the same form and in the same proportion as was received by Stockholder. Notwithstanding anything to the contrary contained herein, under no circumstances shall the Stockholder be required to pay to Parent an amount which would result in Stockholder retaining from such Alternative Disposition an amount less than Stockholder would have received had the Merger Agreement been consummated.

            6. Grant of Irrevocable Proxy; Appointment of Proxy.

                  (a) Subject to the last sentence of subsection (c) hereunder, Stockholder hereby irrevocably grants to, and appoints, Parent and each of its designees (individually, an "Authorized Party" and, collectively, the "Authorized Parties"), and each of them individually, as Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Stockholder Shares, or execute one or more written consents or approvals in respect of the Stockholder Shares, (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and the Transactions; (ii) against any action or agreement that would result in a breach in any material respect of any covenant or any other obligation or agreement of the Company under the Merger Agreement or in a breach in any material respect of any representation or warranty of the Company in the Merger Agreement; (iii) against any Takeover Proposal; and (iv) against any amendment of the Company Charter Documents or any other action or agreement that is intended or could reasonably be expected to impede, interfere with, delay, postpone or discourage the Offer or the Merger or change in any manner the voting rights of any class of the Company Common Stock. Notwithstanding anything contained herein to the contrary, such irrevocable proxy will not be exercised by any Authorized Party unless Stockholder breaches its obligations under
Section 1(b) of this Agreement.

                  (b) Stockholder represents that any proxies heretofore given in respect of the Stockholder Shares are revocable, and that any such proxies have been or are hereby revoked.

                  (c) Stockholder hereby affirms that the irrevocable proxy set forth in this Section 6 is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder in accordance with this Agreement. Stockholder hereby further affirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable prior to termination of this Agreement in accordance with the provisions of Section 212(e) of the DGCL. Such irrevocable proxy shall be valid until the termination of this Agreement pursuant to Section 9. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

                  (d) Any action taken by any such party pursuant to the proxy granted under this Section 6(a) shall provide that Stockholder may revoke such action effective upon termination of this Agreement.

            7. Further Assurances. From time to time, at the request of any other party and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and the transactions contemplated by this Agreement and the Merger Agreement.

            8. Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Stockholder Shares shall pass, whether by operation of law or otherwise, including Stockholder's administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or other voting securities of the Company, the number of Stockholder Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by Stockholder.

            9. Termination. This Agreement shall terminate on the first to occur of (a) the day after any of the Shares are accepted for payment pursuant to the Offer, provided that the Stockholder has complied with its agreements contained in Section 1(a); (b) the Effective Time; (c) the termination of the Merger Agreement; and (d) 180 calendar days after the date hereof. Notwithstanding the foregoing, (i) the provisions of Section 10 (Miscellaneous) shall survive the termination of this Agreement and (ii) if this Agreement is terminated as the consequence of the termination of the Merger Agreement pursuant to Section 7.1(c)(ii) of the

Merger Agreement, the provisions of Section 5 (Recapture of Profits) and Section 4(e) (Conduct of Stockholder) shall survive termination of this Agreement and shall terminate (a) nine (9) months after termination of the Merger Agreement, if no Alternative Disposition has occurred within such nine (9) months or (b) at such time as Stockholder has discharged its obligations under Section 5 hereof, if an Alternative Disposition has occurred within nine (9) months after termination of the Merger Agreement. Stockholder shall have the right to terminate this Agreement by written notice to Parent if the terms of the Merger Agreement or the Offer are amended or waived without the written consent of Stockholder, but only if such amendment or waiver creates any additional condition to the Offer, reduces the Offer Price or the Merger Consideration, changes the form or mix of the Offer Price or Merger Consideration or otherwise adversely affects Stockholder; provided that for the purposes of this sentence, the term "Merger Agreement" shall mean the Agreement and Plan of Merger by and among the Parent, the Purchaser and the Company of even date herewith, as in effect on the date hereof, and capitalized terms used in this sentence shall have the meaning given such terms therein.

            10. Miscellaneous.

                  (a) Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Parent may assign, in its sole discretion, any or all of its rights hereunder to any direct or indirect wholly owned subsidiary of Parent; provided that any such assignment would not cause any delay in the consummation of the Offer or the Merger; and provided further that no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  (c) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. Notwithstanding anything herein to the contrary, the parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement (and agrees not to commence counterclaims except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware

Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

                  (e) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any of its covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  (g) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (h) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (i) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier, by facsimile transmission with confirmation of receipt, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                        (i) if to Parent or Purchaser, to:

                              GE Industrial Systems
                              41 Woodford Avenue
                              Plainville, CT 06062
                              Attention:  James R. Billingsley, Jr.
                              Fax No.:  (860) 747-7079
                              with a copy to:

                              Gibson, Dunn & Crutcher LLP
                              200 Park Avenue
                              New York, NY 10166-0193
                              Attention:  Steven R. Shoemate
                              Fax No.: (212) 351-4035

                        (ii) if to Stockholder, to:

                              Berwind LLC
                              1 Belmont Avenue
                              Suite 401
                              Bala Cynwyd, PA 19004
                              Attention: President

                              with a copy to:

                              Berwind Group
                              3000 Centre Square West
                              1500 Market Street
                              Philadelphia, PA 19102
                              Attention: Pamela Lehrer
                                         General Counsel
                              Fax No.: (215) 563-4489

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  (j) Stockholder Capacity. Stockholder signs this Agreement solely in its capacity as the owner of the Stockholder Shares. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director of the Company in the exercise of his or her fiduciary duties as a director of the Company or prevent any director of the Company from taking any action in his or her capacity as a director of the Company.

                  (k) WAIVER OF JURY TRIAL. EACH OF PARENT, THE PURCHASER AND STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE PURCHASER OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                        GENERAL ELECTRIC COMPANY



                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        MARGARET ACQUISITION, INC.



                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:


                                        BERWIND LLC



                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

                                   Exhibit A

1. Pursuant to a Voting Agreement dated May 2, 2000 by and among Stockholder (as successor in interest to Berwind Group Partners), Thomas L. Auth and MLGA Fund II, LP, Stockholder agreed, subject to the terms of such Voting Agreement, to vote all shares owned by it to elect Thomas Auth as a director of the Company, and to require any transferee of its shares to agree to be bound by the Voting Agreement. Stockholder has entered into an agreement with Mr. Auth to terminate the Voting Agreement effective at the Acceptance Date (as defined in the Merger Agreement).

                                    Exhibit B
                                December __, 2001

_______________ Company
3135 Eastern Turnpike, W3A
Fairfield, Connecticut 06431

Ladies and Gentlemen:

            The undersigned has been advised that as of the date of this letter it may be deemed to be an "affiliate" of ___________, a Delaware corporation (the "Company"), as defined in Rule 145 under the Securities Act of 1933 (the "Act"), although nothing herein shall be deemed an admission that the undersigned is an affiliate. Pursuant to the terms of the Agreement and Plan of
Merger, dated as of ___________, 2001 (the "Merger Agreement"), among [       ],
a New York corporation ("Parent"), [___________ Company], a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"), and the Company, Acquisition will offer (the "Offer") to purchase all outstanding shares of common stock, par value $0.01 per share, of the Company (the "Shares") and, assuming certain conditions are met, the Company will be merged and into Acquisition (the "Merger" and together with the Offer, the "Transactions").

            As a result of the Transactions, the undersigned will receive cash and shares of common stock, par value $[.06] per share (the "Securities"), of Parent in exchange for the Shares owned by the undersigned and tendered the Offer or received pursuant to the Merger.

            The undersigned represents, warrants and covenants to Parent that:

            (a) The undersigned shall not make any sale, transfer or other disposition of the Securities in violation of the Act or the Rules and Regulations thereunder.

            (b) The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Securities, to the extent the undersigned felt necessary, with my counsel or counsel for the Company.

            (c) The undersigned has been advised that the issuance of Securities to it pursuant to the Transactions has been registered with the SEC under the Act on a Registration Statement on Form S-4. However, the undersigned has also been advised that because the undersigned may be deemed to be an affiliate of the Company and the distribution by me of the Securities has not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of the Securities issued to me in the Merger unless such sale, transfer or other disposition (i) has been registered under the Act, (ii) is made in conformity with Rule 145 promulgated by the SEC under the Act or (iii) in the opinion of legal counsel reasonably acceptable to Parent, or pursuant to a "no action" letter obtained by the undersigned from the staff of the SEC, is otherwise exempt from registration under the Act.

            (d) The understand, that Parent is under no obligation to register the sale, transfer or other disposition of the Securities received by it or on it's behalf as a result of the Transactions under the Act.

            By Parent's acceptance of this letter Parent hereby agrees with the undersigned that Parent will (a) use its best reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act"), and (ii) furnish to the undersigned upon request a written statement as to whether the Parent has complied with such reporting requirements during the 12 months preceding any proposed sale of the Securities by me under Rule 144 and
(b) otherwise use its reasonable best efforts to permit such sales pursuant to Rule 144, so as to permit the sale or other disposition of Securities by the undersigned under Rule 145 in accordance with the terms thereof.

                                        Very truly yours,


                                        Name:


Accepted this ____ day of
________, ____ by
[_______________ Company]

By:__________________________
    Name:
    Title: